Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

SIX3 SYSTEMS HOLDINGS, LLC, AS STOCKHOLDER REPRESENTATIVE,

SIX3 SYSTEMS HOLDINGS II, INC.,

CACI INTERNATIONAL INC

CACI, INC.-FEDERAL,

and

CACI ACQUISITION II, INC.

October 8, 2013

i

5.18	FCPA	28
5.19	Environmental Matters	28
5.20	Affiliated Transactions	29
5.21	Employees	29
5.22	Customers	30
5.23	Customs and Imports	30
5.24	Brokerage	30

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUB		30
6.01	Organization and Organizational Power	30
6.02	Authorization	31
6.03	No Violation	31
6.04	Governmental Consents	31
6.05	Litigation	31
6.06	Brokerage	32
6.07	Financing	32
6.08	Merger Sub	32

ARTICLE VII COVENANTS OF THE COMPANY		32
7.01	Conduct of the Business	32
7.02	Access to Books and Records	35
7.03	Regulatory Filings	36
7.04	Conditions	36
7.05	Payoff Letters	36
7.06	Exclusive Dealing	36
7.07	Updated Disclosure Schedules	37
7.08	Terminate Affiliated Transactions	37

ARTICLE VIII COVENANTS OF THE PURCHASER		37
8.01	Access to Books and Records	37
8.02	Director and Officer Liability and Indemnification	38
8.03	Employment and Benefit Arrangements	39
8.04	Regulatory Filings	40
8.05	Conditions	41
8.06	Contact with Employees, Customers and Suppliers	41

ARTICLE IX INDEMNIFICATION		41
9.01	Survival	41
9.02	Indemnification for the Benefit of the Purchaser Parties	42
9.03	Indemnification for the Benefit of the Equityholder Parties	45
9.04	Procedures	47
9.05	Determination of Loss Amount	50
9.06	Mitigation	51
9.07	Acknowledgement of the Parent, Purchaser and Merger Sub	51

ARTICLE X TERMINATION		52
10.01	Termination	52
10.02	Effect of Termination	53

ARTICLE XI ADDITIONAL COVENANTS		53
11.01	Disclosure Generally	53
11.02	Provision Respecting Legal Representation	53
11.03	Tax Matters	54
11.04	Debt Financing Party Arrangements	57
11.05	Parent Guarantee	59

ARTICLE XII DEFINITIONS		60
12.01	Definitions	60
12.02	Other Definitional Provisions	68
12.03	Index of Defined Terms	69

ARTICLE XIII MISCELLANEOUS		70
13.01	Stockholder Representative	70
13.02	Press Releases and Communications	73
13.03	Expenses	73
13.04	Knowledge Defined	73
13.05	Notices	73
13.06	Assignment	75
13.07	Severability	75
13.08	References	75
13.09	Construction	76
13.10	Amendment and Waiver	76
13.11	Complete Agreement	77
13.12	Third-Party Beneficiaries	77
13.13	Waiver of Trial by Jury	77
13.14	Purchaser and the Merger Sub Deliveries	77
13.15	Delivery by Electronic Transmission	77
13.16	Counterparts	78
13.17	Governing Law	78
13.18	Jurisdiction	78
13.19	No Recourse	78
13.20	Specific Performance	78
13.21	Prevailing Party	79

INDEX OF EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Letter of Transmittal
Exhibit C	Calculation of Net Working Capital as of June 30, 2013
Exhibit D	Rules of Engagement for Valuation Firm
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Paying Agent Agreement

INDEX OF SCHEDULES

Affiliated Transactions Schedule

Authorization Schedule

Brokerage Schedule

Capitalization Schedule

Compliance with Laws Schedule

Conduct of Business Schedule

Contracts Schedule

Customers Schedule

Developments Schedule

Employee Benefits Schedule

Environmental Schedule

Export Schedule

Financial Statements Schedule

Government Contracts Schedule

Governmental Consents Schedule

Indebtedness Schedule

Insurance Schedule

Intellectual Property Schedule

Labor Matters Schedule

Leased Real Property Schedule

Liens Schedule

Litigation Schedule

Optionholder Schedule

Specific Indemnity Schedule

Subsidiaries Schedule

Tax Refunds Schedule

Taxes Schedule

Terminated Affiliated Transactions Schedule

Transaction Expenses Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 8, 2013, is made by and among Six3 Systems Holdings II, Inc., a Delaware corporation (the “Company”), Six3 Systems Holdings, LLC, a Delaware limited liability company, solely in its capacity as the representative of the Equityholders (in such capacity, the “Stockholder Representative”), CACI International Inc, a Delaware corporation (the “Parent”), CACI, INC.-FEDERAL, a Delaware corporation and wholly owned subsidiary of Parent (the “Purchaser”), and CACI Acquisition II, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (the “Merger Sub”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

WHEREAS, the Purchaser desires to acquire 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger pursuant to which the Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth herein (the “Merger”); and

WHEREAS, the respective boards of directors (or the equivalent governing bodies) of the Purchaser, the Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Merger Sub shall merge with and into the Company in accordance with the Delaware General Corporation Law (as amended, the “DGCL”), whereupon the separate existence of the Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of the Purchaser.

(b) At the Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required by DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the Purchaser and the Company mutually agree and specify in the Certificate of Merger.

(c) From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under DGCL.

1.02 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) Each share of the Company’s Senior Class F Common Stock, par value $0.01 per share (the “Class F Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash at the Closing, without interest, $122.0310790, which is the Class F Special Liquidation Value (as defined in the Company Charter), which shall be payable to the holder thereof in accordance with Section 1.04. The aggregate consideration to which holders of the Class F Stock become entitled pursuant to this Section 1.02(a) is referred to herein as the “Class F Liquidation Amount.” For the avoidance of doubt, no holder of Class F Stock shall be entitled to any Additional Merger Consideration as a result of holding any Class F Stock prior to Closing.

(b) Each share of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) in cash at Closing, without interest, an amount equal to the Per Share Portion multiplied by the Closing Merger Consideration, which shall be payable to the holder thereof in accordance with Section 1.04, and (ii) the Per Share Portion of the Additional Merger Consideration, which shall be payable to the holder thereof in accordance with Section 1.04. The aggregate consideration to which holders of Common Stock and Class F Stock become entitled to at Closing pursuant to this Section 1.02(b) and Section 1.02(a) is collectively referred to herein as the “Closing Stock Merger Consideration” and, together with any Additional Merger Consideration which becomes payable to holders of Common Stock and Options, and with the Closing Option Merger Consideration (as defined below), the “Merger Consideration.” The Common Stock, the Company’s Senior Common Stock, par value, $0.01 per share (the “Senior Common Stock”), and the Class F Stock are sometimes referred to herein collectively as the “Company Stock.”

(c) Each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock or by any Subsidiary of the Company or by the Purchaser or the Merger Sub shall be canceled and no payment shall be made with respect thereto. If required by the DGCL, but only to the extent required thereby, each share of Company Stock issued and outstanding immediately prior to the Effective Time that is a Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the DGCL (and notwithstanding anything herein to the contrary, no payments with respect to such Dissenting Share shall be made under this Agreement except in accordance with the provisions of the DGCL).

(d) Each share of the Merger Sub’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

1.03 Merger Consideration.

(a) At least two (2) but not more than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser its good faith estimates of (i) Cash (the “Estimated Cash”), (ii) Indebtedness (the “Estimated Indebtedness”), and (iii) Net Working Capital (the “Estimated Net Working Capital Amount”), together with a statement setting forth the Transaction Expenses (the “Transaction Expense Statement”) and a statement listing the names of each employee of the Company and its Subsidiaries who will be entitled to receive a bonus, change of control or similar payment (other than a payment in respect of Options pursuant to this Agreement) from the Company or its Subsidiaries upon the consummation of the transactions contemplated hereby (the “Closing Bonus Payments”) and setting forth opposite to the names of such employees the Closing Bonus Payments to which such employees are entitled (the “Closing Bonus Payment Statement”).

(b) For purposes of this Agreement, the term “Closing Merger Consideration” means (i) $820,000,000 (the “Base Consideration”), minus (ii) the amount of the Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, plus (v) the amount of Estimated Cash, minus (vi) the amount of the Transaction Expenses, as set forth in the Transaction Expense Statement plus (vii) the aggregate exercise price of the Options (not including Options which are terminated for no consideration hereunder), minus (viii) the Class F Liquidation Amount, minus (ix) the Working Capital Escrow Amount, minus (x) the Indemnity Escrow Amount, minus (xi) the Representative Holdback Amount, minus (xii) an amount equal to the Closing Bonus Payments, as set forth on the Closing Bonus Payment Statement.

(c) For purposes of this Agreement, the term “Final Merger Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Article II, plus (iii) the amount, if any, by which the Final Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Final Net Working Capital Amount, plus (v) the amount of Cash as finally determined pursuant to Article II, minus (vi) the amount of the Transaction Expenses, as set forth in the Transaction Expense Statement, plus (vii) the aggregate exercise price of the Options (not including Options which are terminated for no consideration hereunder), minus (viii) the Class F Liquidation Amount, minus (ix) the Working Capital Escrow Amount, minus (x) the Indemnity Escrow Amount, minus (xi) the Representative Holdback Amount, minus (xii) an amount equal to the Closing Bonus Payments, as set forth on the Closing Bonus Payment Statement.

(d) For purposes of this Agreement, the term “Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is equal to (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock held by the Company as treasury stock or held by the Purchaser or the Merger Sub), plus (ii) the number of shares of Common Stock issuable upon exercise of all Options (not including Options which are terminated for no consideration hereunder).

(e) For purposes of this Agreement, the term “Options” means all options to acquire shares of Common Stock issued by the Company which are exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options or by action of the Company’s board of directors)) and outstanding as of immediately prior to the Effective Time.

1.04 Company Stock Exchange. A bank or similar financial institution mutually appointed by the Purchaser, the Company and the Stockholder Representative (the “Paying Agent”) will effect the exchange of cash for shares of Company Stock which are entitled to payment pursuant to Section 1.02. Prior to the Closing Date, the Paying Agent, the Purchaser, the Company and the Stockholder Representative shall enter into a Paying Agent Agreement (the “Paying Agent Agreement”), substantially in the form of Exhibit F attached hereto. In connection with such exchange, by no later than ten Business Days prior to the Closing Date, the Paying Agent shall provide the Stockholders with a Letter of Transmittal, substantially in the form of Exhibit B attached hereto (the “Letter of Transmittal”). The Paying Agent shall pay each holder of Company Stock (each, a “Stockholder”) who has surrendered his, her or its Company Stock pursuant to a duly executed and completed Letter of Transmittal, the amount of cash to which each such Stockholder is entitled at Closing under Section 1.02. Prior to the Effective Time, the Purchaser shall transfer to the Paying Agent via wire transfer of immediately available funds, cash in an amount equal to the Closing Stock Merger Consideration. The Paying Agent shall hold such funds and deliver them in accordance with the terms and conditions hereof and the terms and conditions of the Paying Agent Agreement. Any Additional Merger Consideration which is payable to such Stockholder in accordance with the terms of this Agreement and/or the Escrow Agreement shall be paid by the Purchaser, Escrow Agent or other applicable Person directly to such Stockholder, rather than by the Paying Agent. Surrendered shares of Company Stock shall forthwith be canceled. Until so surrendered and exchanged, each such share of Company Stock shall from and after the Effective Time represent solely the right to receive the portion of the Merger Consideration into which it was converted pursuant to Section 1.02. Notwithstanding the foregoing, if any certificate representing such share of Company Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall (subject to such conditions as the Paying Agent may reasonably impose) issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such certificate, as contemplated by this Article I. The Paying Agent shall act as agent in effecting the exchange of the applicable Merger Consideration in return for the Company Stock. The Purchaser shall pay all fees and expenses of the Paying Agent.

1.05 Options.

(a) The Company shall cause all Options to be terminated or canceled as of the Effective Time, at which time each holder of an Option (an “Optionholder”) shall be entitled to receive from the Purchaser, in exchange for such termination or cancellation, (a) an amount in cash, at or promptly following Closing, equal to the product of (i) the excess of the Per Share Portion of the Closing Merger Consideration over the applicable exercise price per share of Common Stock issuable under such Option multiplied by (ii) the number of shares of Common Stock such holder could have purchased if such holder had exercised such Option in full immediately prior to such time and (b) an amount in cash equal to the product of (i) the Per Share Portion of the Additional Merger Consideration multiplied by (ii) the number of shares of Common Stock such holder could have purchased if such holder had exercised such Option in full immediately prior to such time, in each case, less applicable withholding Taxes. For any Options for which the exercise price of such Option is greater than or equal to the Per Share Portion of the Closing Merger Consideration allocable to such Option, such Option shall be terminated for no consideration. The aggregate consideration to which Optionholders become entitled pursuant at Closing to this Section 1.05(a) is collectively referred to herein as the “Closing Option Merger Consideration.” The Purchaser shall pay or cause the Surviving Corporation to pay each Optionholder the portion of the Closing Option Merger Consideration to which such Optionholder is entitled under this Section 1.05(a) (net of any applicable withholding Taxes) through the Company’s payroll system or by wire transfer or check promptly after the Closing, and in any event within seven days following the Closing.

(b) Notwithstanding anything herein to the contrary, any Additional Merger Consideration which is payable to any Optionholder in accordance with the terms of this Agreement and/or the Escrow Agreement (including any funds released from the Representative Holdback Amount and the Escrow Account for the benefit of the Optionholders) shall first be paid to the Stockholder Representative, and the Stockholder Representative, after deducting applicable Representative Expenses in accordance with Section 13.01, shall promptly pay any such remaining Additional Merger Consideration to the Surviving Corporation, and Purchaser shall cause the Surviving Corporation to pay (A) each Employee Optionholder the portion of such Additional Merger Consideration to which such Employee Optionholder is entitled (net of any applicable withholding Taxes) through the Company’s payroll system and (B) each Optionholder who is not an Employee Optionholder the portion of such Additional Merger Consideration to which such Optionholder is entitled by wire transfer of immediately available funds to the account(s) as set forth on the Optionholder Schedule or by check to the address(es) set forth on the Optionholder Schedule.

(c) After the Closing, the Purchaser shall cause the Surviving Corporation to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Employee Optionholders under this Section 1.05.

1.06 Organizational Documents of the Surviving Corporation.

(a) At the Effective Time and without any further action on the part of the Company or the Merger Sub, the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”), shall be amended and restated so as to read in its entirety as set forth on Exhibit A attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time and without any further action on the part of the Company or the Merger Sub, the by-laws of the Merger Sub, as in effect immediately prior to the Effective Time (which shall include the indemnification and exculpation provisions contained in the Company’s bylaws as of the date hereof), shall be the by-laws of the Surviving Corporation (the “Surviving Corporation By-Laws”), until thereafter amended as provided therein or by law.

1.07 Directors and Officers of the Surviving Corporation.

(a) At the Effective Time, the directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall hold office subject to the applicable provisions of the Surviving Corporation Charter and the Surviving Corporation By-Laws.

(b) At the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be officers of the Surviving Corporation and shall hold office subject to the applicable provisions of the Surviving Corporation Charter and the Surviving Corporation By-Laws.

1.08 Stockholder Representative Holdback. As contemplated by the calculation of “Closing Merger Consideration” and “Final Merger Consideration,” a portion of the proceeds otherwise to be received by the Equityholders at the Closing pursuant to Article I in an amount equal to $1,500,000 (such amount, the “Representative Holdback Amount”) shall be delivered to the Stockholder Representative at the Closing, on behalf of the Equityholders, by wire transfer of immediately available funds to a segregated account (the “Representative Account”) designated by the Stockholder Representative (which account shall be used only to hold the Representative Holdback Amount and to pay any fees, costs and expenses of the Stockholder Representative payable out of the Representative Holdback Amount pursuant to the terms of this Agreement). The portion of the Representative Holdback Amount delivered to, and held by, the Stockholder Representative on behalf of each such Equityholder shall be determined pro rata based upon each Equityholder’s Residual Percentage. The Stockholder Representative is entitled to pay on behalf of the Equityholders, and to the extent paid by the Stockholder Representative from its own funds, obtain reimbursement for, any fees, costs and expenses incurred by the Stockholder Representative in the performance of its role hereunder (whether prior to or after the Closing) (“Representative Expenses”) from the Representative Holdback Amount, and the Stockholder Representative shall not use any portion of the Representative Holdback Amount for any other purpose.

1.09 Closing Bonus Payments. As contemplated by the calculation of “Closing Merger Consideration” and “Final Merger Consideration,” a portion of the proceeds otherwise to be received by the Equityholders at the Closing pursuant to Article I in an amount equal to the Closing Bonus Payments set forth on the Closing Bonus Payment Statement shall be delivered by the Purchaser to the Surviving Corporation at the Closing, and the Purchaser shall cause the Surviving Corporation to pay to each employee listed on the Closing Bonus Payment Statement the portion of the Closing Bonus Payments to which such employee is entitled as set forth on the Closing Bonus Payment Statement (net of any applicable withholding Taxes) through the Company’s payroll system promptly after the Closing and in any event within seven days following the Closing. The Purchaser shall similarly promptly pay to applicable employees any amounts it recovers under Section 9.02(a)(iv) to the extent not already paid.

ARTICLE II

MERGER CONSIDERATION ADJUSTMENT

2.01 Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Purchaser will deliver to the Stockholder Representative a consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement showing the calculation of Cash, Indebtedness and Net Working Capital derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Statement”). The Closing Balance Sheet shall be prepared and Cash, Indebtedness and Net Working Capital shall be determined on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the calculation of Net Working Capital as of June 30, 2013 set forth on Exhibit C and, to the extent not specified on Exhibit C, in the preparation of the Latest Balance Sheet and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness and Net Working Capital and the related purchase price adjustment contemplated by this Article II is to (i) measure the amount of Cash and Indebtedness and (ii) measure changes in Net Working Capital against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Cash, Indebtedness or Net Working Capital. The Stockholder Representative and its accountants and other representatives shall be permitted full access to review the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated thereby. The Stockholder Representative and its accountants and other representatives may make inquiries of the Purchaser, the Surviving Corporation and their respective accountants regarding questions or disagreements, and the Purchaser shall use its, and shall cause the Surviving Corporation and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. At the request of the Stockholder Representative, the Surviving Corporation shall permit any person who was employed by the Surviving Corporation or its Subsidiaries prior to or at the Closing to advise and assist the Stockholder Representative in its review of the Preliminary Statement and any objections or disputes with respect thereto. If the Stockholder Representative has any objections to the Preliminary Statement, the Stockholder Representative shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within sixty (60) days after delivery of the Preliminary Statement to the Stockholder Representative, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. The Stockholder Representative and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, the Stockholder Representative and the Purchaser shall submit such dispute to the Valuation Firm. Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall make a final determination of Cash, Indebtedness and Net Working Capital, and the resulting Final Merger Consideration calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit D. The parties will cooperate with the Valuation Firm during the term of its engagement. The determination of Cash, Indebtedness and Net Working Capital, and the resulting Final Merger Consideration calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties.

2.02 Post-Closing Adjustment Payment.

(a) Subject to Section 2.02(c), if the Final Merger Consideration is greater than the Closing Merger Consideration, the Purchaser shall promptly (but in any event within five (5) Business Days) pay to the Equityholders on a pro rata basis according to each Equityholder’s Residual Percentage the amount of such excess, by wire transfer of immediately available funds to the account or accounts designated in writing by the Stockholder Representative to the Purchaser. If the Final Merger Consideration is less than the Closing Merger Consideration, the Stockholder Representative and the Purchaser shall promptly (but in any event within five (5) Business Days) jointly instruct the Escrow Agent to pay on behalf of the Equityholders (on a pro rata basis according to each Equityholder’s Residual Percentage) to the Purchaser (i) first from the Working Capital Escrow Amount and (ii) second, to the extent the funds available in the Working Capital Escrow Amount are insufficient for such purpose, from the Indemnity Escrow Amount, the absolute value of such difference by wire transfer of immediately available funds to one or more accounts designated in writing by the Purchaser to the Stockholder Representative. The Equityholders and the Stockholder Representative shall not have any liability for any amounts due pursuant to this Article II, and the Purchaser’s sole source of recourse and recovery for such amounts due shall be the funds available in the Escrow Account, as set forth in the immediately preceding sentence.

(b) The Working Capital Escrow Amount may be distributed from the Escrow Account solely and exclusively to the Purchaser and/or the Equityholders in accordance with Section 2.02(a) and shall not be available for any other payment to Purchaser or any of its Affiliates. All title and all rights to the Working Capital Escrow Amount shall automatically transfer to the Equityholders (i) immediately after the payments made to Purchaser under Section 2.02(a), if the Final Merger Consideration is less than the

Closing Merger Consideration, or (ii) immediately upon the final determination of the Final Merger Consideration, if the Final Merger Consideration is greater than or equal to the Closing Merger Consideration, in accordance with the terms of the Escrow Agreement.

(c) Pursuant to Section 1.04, any payments to the Stockholders under this Section 2.02 shall be paid by the Escrow Agent and/or Purchaser, as applicable, and any payments to the Optionholders under this Section 2.02 shall be paid by the Escrow Agent and/or Purchaser to the Stockholder Representative, in accordance with Section 1.05(b).

ARTICLE III

THE CLOSING

3.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP (“K&E”) located at 300 North LaSalle, Chicago, Illinois 60654, at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article IV hereof (other than those to be satisfied at the Closing itself) or on such other date as is mutually agreeable to the Purchaser and the Company. The date and time of the Closing are referred to herein as the “Closing Date.”

3.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) the Purchaser shall deliver to the Paying Agent (for the benefit of the Stockholders), the Closing Stock Merger Consideration by wire transfer of immediately available funds to the account or accounts designated by the Paying Agent;

(b) following receipt by the Paying Agent of such Closing Stock Merger Consideration pursuant to Section 3.02(a), the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(c) upon the receipt by the Paying Agent of any Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay to the Stockholder who submitted such Letter of Transmittal an amount equal to the portion of the Closing Stock Merger Consideration to which such Stockholder is entitled pursuant to Section 1.02;

(d) the Purchaser, on behalf of the Surviving Corporation, shall deliver to each Optionholder such holder’s portion of the Closing Option Merger Consideration (as determined in accordance with Section 1.05(a)) in accordance with Section 1.05(a);

(e) the Purchaser shall deposit $5,000,000 (the “Working Capital Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among the Purchaser, the Stockholder Representative and Wells Fargo, N.A., as escrow agent (the “Escrow Agent”), substantially in the form of Exhibit E attached hereto;

(f) the Purchaser shall deposit $35,000,000 (the “Indemnity Escrow Amount”) into the Escrow Account established pursuant to the terms and conditions of the Escrow Agreement;

(g) the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness under the agreements set forth on the Indebtedness Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(h) in accordance with Section 1.08, the Purchaser shall deliver the Representative Holdback Amount to the Stockholder Representative by wire transfer of immediately available funds;

(i) in accordance with Section 1.09, the Purchaser shall deliver an amount equal to the Closing Bonus Payments as set forth on the Closing Bonus Payment Statement to the Surviving Corporation;

(j) the Purchaser, the Merger Sub, the Company and the Stockholder Representative shall make such other deliveries as are required by Article IV hereof; and

(k) simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Equityholders and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Stockholder Representative.

3.03 Required Withholding. The Purchaser shall, or shall cause the Surviving Corporation to, deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Equityholder such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provision of U.S. federal, state, or local Tax law, taking into account any applicable exemption under such law. To the extent such amounts are so deducted or withheld and paid to the appropriate taxing authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

ARTICLE IV

CONDITIONS TO CLOSING

4.01 Conditions to the Purchaser’s and the Merger Sub’s Obligations. The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a) (i) Other than with respect to the Company Fundamental Representations, the representations and warranties set forth in Article V (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties, except in Sections 5.05 and 5.06), (ii) the representations and warranties set forth in Article V that address matters as of particular dates shall be true and correct as of such dates (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties, except in Sections 5.05 and 5.06), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, in the aggregate, have a Material Adverse Effect, (iii) the Company Fundamental Representations (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties and (iv) the Company Fundamental Representations that address matters as of particular dates shall be true and correct in all material respects as of such dates.

(b) The Company shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(c) The applicable waiting period under the HSR Act shall have expired or been terminated;

(d) No judgment, decree or order of a Governmental Entity shall have been entered which would prevent the performance of this Agreement or the consummation of any of the material transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) Since the date of this Agreement, there shall not have occurred and be continuing any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) The Company shall have delivered to the Purchaser and the Merger Sub each of the following:

(i) a certificate of the Company, dated as of the Closing Date, stating that the preconditions specified in Sections 4.01(a) and 4.01(b), as they relate to the Company have been satisfied;

(ii) an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);

(iii) the written consent of the holders of a majority of the shares of the Common Stock approving the consummation of the transactions contemplated hereby (the “Stockholder Approval”);

(iv) certified copies of resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(v) payoff letters from the holders of Indebtedness set forth on the Indebtedness Schedule in accordance with Section 7.05; and

(vi) written resignations, dated as of the Closing Date, of all officers and directors of the Company and each Subsidiary, except as otherwise agreed between the Purchaser and the Company.

If the Closing occurs, all closing conditions set forth in this Section 4.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser and the Merger Sub.

4.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article VI shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality or similar phrases in the representations and warranties);

(b) The Purchaser and the Merger Sub shall have performed in all material respects all the covenants and agreements that are required to be performed by them under this Agreement at or prior to the Closing;

(c) The applicable waiting period under the HSR Act shall have expired or been terminated;

(d) No judgment, decree or order of a Governmental Entity shall have been entered which would prevent the performance of this Agreement or the consummation of any of the material transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) The Purchaser and the Merger Sub shall have delivered to the Company:

(i) a certificate of the Purchaser and the Merger Sub, dated as of the Closing Date, stating that the preconditions specified in Sections 4.02(a) and 4.02(b) have been satisfied;

(ii) certified copies of resolutions of the requisite holders of the voting stock of the Purchaser and the Merger Sub approving the consummation of the transactions contemplated by this Agreement;

(iii) certified copies of the resolutions duly adopted by the Purchaser’s board of directors (or its equivalent governing body) and the Merger Sub’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement; and

(f) The Stockholder Approval shall have been obtained.

If the Closing occurs, all closing conditions set forth in this Section 4.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

4.03 Frustration of Conditions. None of the Company, the Purchaser or the Merger Sub may rely on the failure of any condition set forth in Section 4.01 or 4.02, as applicable, to be satisfied if such failure was caused by such party’s failure to use, as required by this Agreement, its commercially reasonable efforts to consummate the Merger and consummate the transactions contemplated hereby as expeditiously as practicable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and the Merger Sub that the statements in this Article V are correct and complete as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”).

5.01 Organization and Organizational Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to have such power and authority would not have a Material Adverse Effect. The Company has made available to the Purchaser correct and complete copies of the Company’s Governing Documents, which documents reflect all amendments made thereto.

(b) The Company is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would, individually or in the aggregate, not have a Material Adverse Effect. Except as set forth on the Subsidiaries Schedule, copies of documents contained in the minute books containing the records of all material meetings of the stockholders and board of directors of the Company, in each case, that occurred prior to the date hereof, have been made available to the Purchaser, and such copies are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Governing Documents currently in effect, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

5.02 Subsidiaries.

(a) Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on the Subsidiaries Schedule. Except as set forth on the Subsidiaries Schedule, the Company or a Subsidiary thereof owns all of the issued and outstanding stock, partnership interests, limited liability company interests or other equity ownership interests in each Subsidiary listed on the Subsidiaries Schedule, in each case free and clear of all Liens (except for Permitted Liens), and all such stock, partnership interests, limited liability company interests or other equity ownership interests have been duly authorized and are validly issued, fully paid and non-assessable (to the extent such concepts are applicable to such interests) and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. Except as set forth on the Subsidiaries Schedule, no Subsidiary listed thereon has any other stock, partnership interests, limited liability company interests, equity ownership interests or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, profits interests, commitments or other rights or arrangements outstanding that provide for the sale or issuance of any of the foregoing by the Company or its Subsidiaries. The Company has no Subsidiaries other than those listed on the Subsidiaries Schedule. The Company has made available to the Purchaser correct and complete copies of the Governing Documents for each of its Subsidiaries, which documents reflect all amendments made thereto.

(b) Each of the Subsidiaries listed on the Subsidiaries Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or similar organizational power and authority necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to have such power and authority or to be so qualified or in good standing would, individually or in the aggregate, not have a Material Adverse Effect. Except as set forth on the Subsidiaries Schedule, copies of the documents contained in the minute books containing the records of all material meetings of the equityholders and boards of directors or managers of each Subsidiary, in each case, that occurred prior to the date hereof, since the date such Subsidiary became a Subsidiary of the Company have been made available to the Purchaser, and such copies are correct and complete in all material respects. None of the Company’s Subsidiaries are in default under or in violation of any provision of their respective Governing Documents as currently in effect, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

5.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Transaction Documents, other than, with respect to the Merger, the Stockholder Approval.

(b) Except as set forth on the attached Authorization Schedule and except for the applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any material breach of the terms, conditions or provisions of the Company’s or its Subsidiaries’ Governing Documents, or (ii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of the Company or its Subsidiaries under, or require any material authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Entity under, the provisions of any material indenture, mortgage, lease, loan agreement or other agreement or instrument set forth on the attached Contracts Schedule, or any Law to which the Company or its Subsidiaries is subject.

(c) Assuming that this Agreement and each other Transaction Document to which they are parties is a valid and binding obligation of the Parent, the Purchaser and Merger Sub, this Agreement constitutes, and upon their execution and delivery, the other Transaction Documents to which the Company is to become a party will constitute, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.04 Capitalization.

(a) The entire authorized capital stock of the Company is set forth on the Capitalization Schedule. As of the date hereof, all issued and outstanding shares of Company Stock and Options are owned of record by the Stockholders and Optionholders in the amounts set forth on the Capitalization Schedule, and all of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to, and have not been issued in violation of, any preemptive rights, rights of first refusal or similar rights. As of the date hereof, except as set forth on the Capitalization Schedule, the Company does not have any equity securities or securities containing any equity features issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements outstanding which provide for the sale or issuance of any of the foregoing by the Company or its Subsidiaries. Except as set forth on the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) other than those contemplated by the transactions hereby which require the Company or its Subsidiaries to repurchase or otherwise acquire any shares of the Company’s or its Subsidiaries’ equity securities that would survive the Closing.

(b) Except as set forth on the Capitalization Schedule, with respect to the Options, (i) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”), (ii) each such grant was made in material compliance with the terms of the applicable Plan and all applicable Law, (iii) the per share exercise price of each Option was not less than the fair market value of a share of Common Stock on the applicable Grant Date and (iv) no material modifications have been made to any such grants after the Grant Date.

(c) The Indebtedness Schedule sets forth all Indebtedness of the Company and any of its Subsidiaries outstanding as of the date of the Latest Balance Sheet.

5.05 Financial Statements.

(a) The Financial Statements Schedule consists of: (a) the Company’s unaudited consolidated balance sheet as of June 30, 2013 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the six-month period then ended and (b) the Company’s audited consolidated balance sheet and the related audited consolidated statements of income and cash flows for the fiscal year ended December 31, 2012 (collectively, the “Financial Statements”). Except as set forth on the Financial Statements Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition, results of operations and cash flow of the Company and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from year-end adjustments. Neither the Company nor any of its Subsidiaries has any material liabilities or obligations that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet, other than liabilities and obligations (x) included or disclosed in the Financial Statements, (y) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet or (z) incurred directly in connection with this Agreement or the transactions contemplated hereby.

(b) The Company and its Subsidiaries have established and maintain a system of internal accounting controls which it believes is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (other than Teaming Agreements).

5.06 Absence of Certain Developments. From the date of the Latest Balance Sheet to the date hereof, there has not been any Material Adverse Effect. Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, neither the Company nor its Subsidiaries has:

(a) granted a Lien on any material portion of its assets, except Permitted Liens and/or Liens related to the agreements set forth on the Indebtedness Schedule;

(b) sold, assigned or transferred any material portion of its tangible assets, except in the Ordinary Course of Business;

(c) sold, assigned or transferred any material Intellectual Property, except in the Ordinary Course of Business;

(d) transferred, issued, sold, pledged or delivered any of its or its Subsidiaries’ equity securities or issued or sold any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or its Subsidiaries’ equity securities, except for issuances of Common Stock upon exercise of outstanding Options or as otherwise expressly contemplated by this Agreement;

(e) made any investment in excess of $1,000,000 in, or any loan in excess of $1,000,000 to, any other Person (other than its Subsidiaries), except in the Ordinary Course of Business;

(f) declared, set aside, or paid any distribution with respect to its equity securities (other than cash distributions) or repurchased any of its equity securities;

(g) made any capital expenditures in excess of $1,000,000 individually or $3,000,000 in the aggregate or commitments therefor, except (i) in the Ordinary Course of Business and (ii) for tenant improvements contemplated by leases set forth on the Leased Real Property Schedule;

(h) made any loan in excess of $1,000,000 to, or entered into any other material transaction with, any of its directors or officers outside the Ordinary Course of Business; or

(i) settled or waived any material right in respect of any material litigation.

5.07 Title to Properties.

(a) Except as set forth on the Liens Schedule, the Company or its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b) The Leased Real Property Schedule sets forth the address of each parcel of Leased Real Property and a true and complete list of all Real Property Leases for such Leased Real Property (including the date and name of the parties to such Real Property Lease document). The Leased Real Property constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on the Leased Real Property Schedule, to the Company’s knowledge, the Leased Real Property leases are in full force and effect, and the Company or its Subsidiaries holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to the Purchaser complete and accurate copies of each of the Real Property Leases described on the Leased Real Property Schedule, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. To the Company’s knowledge, neither the Company nor its Subsidiaries are in default in any material respect under any of such leases.

(c) Neither the Company nor any of its Subsidiaries owns any real property.

(d) This Section 5.07 constitutes the sole and exclusive representations and warranties of the Company with respect to any real property matters.

5.08 Tax Matters. Where no applicable pre-Closing period is otherwise specified, with respect to taxable periods ending no earlier than three (3) years preceding the Closing Date, and except as set forth on the attached Taxes Schedule:

(a) The Company and its Subsidiaries have filed all material Tax Returns that they were required to file, and all such Tax Returns were true, correct, and complete in all material respects, except as relating to balance sheet or other non-Tax issues or items.

(b) The Company and its Subsidiaries have paid all income and other material Taxes (whether or not shown to be due on such Tax Returns) and have withheld and paid over to the appropriate taxing authority all material Taxes that they were required to withhold from amounts paid or owing to any employee or creditor.

(c) Neither the Company nor its Subsidiaries has waived any statute of limitations beyond the date hereof with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency that has not yet been either paid or resolved.

(d) No audits or administrative or judicial proceedings are pending or being conducted with respect to a material amount of Taxes of the Company or its Subsidiaries.

(e) Neither the Company nor its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(f) Neither the Company nor its Subsidiaries is or has been a party to any “listed transaction” as defined in Code §6707A and Regulation §1.6011-4.

(g) All deficiencies asserted in writing or assessments made in writing as a result of any examination of the Tax Returns referred to in Section 5.08(a) have been paid in full or otherwise resolved.

(h) No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Subsidiary has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(i) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has an obligation under, any agreement, contract or arrangement relating to the apportionment, sharing, assignment or allocation of any Taxes (other than (i) any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course of Business, (ii) property Taxes payable with respect to leased properties and (iii) any other agreements for which Taxes are not the principal subject matter).

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made prior to the Closing; (v) election under Section 108(i) of the Code; or (vi) prepaid amount received prior to the Closing.

(k) No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code.

(l) Section (l) of the Taxes Schedule lists each taxable year of the Company or any of its Subsidiaries starting after December 31, 2004 for which the U.S. federal income tax return of the Company or any of its Subsidiaries was audited by the U.S. Internal Revenue Service and whether such audits have now been concluded. The Company has delivered or made available to the Purchaser copies of all final examination reports and statements of deficiencies that have been assessed against or agreed to by the Company or any of its Subsidiaries with respect to such audits. Section (l) of the Taxes Schedule also lists the earliest taxable period of the Company and each of its Subsidiaries for which the statute of limitations for U.S. federal income tax purposes is still open.

This Section 5.08 constitutes the sole and exclusive representations and warranties of the Company with respect to any Tax matters. For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or attribute.

5.09 Contracts and Commitments.

(a) Except (x) as set forth on the attached Contracts Schedule, (y) for Government Contracts and Government Bids, which are the subject of Section 5.16, and (z) for agreements entered into by the Company or its Subsidiaries after the date hereof not in violation of Section 7.01, neither the Company nor its Subsidiaries is party to any: (i) collective bargaining agreement; (ii) written bonus, pension, employee profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 5.13 or the Disclosure Schedules relating thereto; (iii) equity purchase, option or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base salary compensation in excess of $300,000 per annum; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company and its Subsidiaries; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $1,000,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $1,000,000; (ix) contract or group of related contracts with the same party for the purchase of products or services which provided for payments by the Company or its Subsidiaries in excess of $5,000,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet; (x) agreements relating to any completed material business acquisition by the Company or its Subsidiaries within the last two (2) years; (xi) material license or royalty agreement under which (A) the Company or any of its Subsidiaries is granted a license to the Intellectual Property of any Person (other than licenses for commercially available, off-the-shelf software), but only to the extent such license is material to the business of the Company and its Subsidiaries, or (B) under which the Company or any of its Subsidiaries has granted to any Person any right or interest in any material Company Intellectual Property (other than any non-exclusive licenses granted by the Company or any of its Subsidiaries in the Ordinary Course of Business); provided, however, that the foregoing (A) and (B) shall not be deemed to require disclosure of any agreement for which the license is not the primary purpose of such agreement or any agreements for which fees or payments do not exceed $1,000,000 during the trailing twelve month period ending on the date of the Latest Balance Sheet; (xii) contract or agreement with any Affiliate; (xiii) agreement that contains covenants materially limiting the freedom of the Company or any Subsidiary to compete in any business, industry or geographic area or which contains pricing protection or “most favored nation” provisions (other than Teaming Agreements); (xiv) material contract with minimum purchase commitments; (xv) distribution, dealership or franchise agreement (excluding purchase orders issued or received in the Ordinary Course of Business) relating to the distribution or marketing of its products or services; or (xvi) settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company will be required after the execution date of this Agreement to pay consideration in excess of $500,000.

(b) Except as set forth on the Contracts Schedule, true and correct copies of all written contracts which are referred to on the Contracts Schedule have been made available to the Purchaser and Merger Sub, in each case together with all amendments thereto. The Contracts Schedule contains an accurate and complete description of all material terms of all oral contracts referred to therein.

(c) Neither the Company nor its Subsidiaries is in default in any material respect under any contract listed on the Contracts Schedule, and each such contract is valid, binding, enforceable and in full force and effect with respect to the Company, and, to the knowledge of the Company, with respect to any other party to such contract, in each case, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. To the Company’s knowledge, no event has occurred that with the passage of time or the giving of notice or both would result in a material default or breach by the Company or any of its Subsidiaries or any other party under any such contract, agreement, settlement or instrument required to be listed on the Contracts Schedule. Except as set forth on the Contracts Schedule, with respect to each contract, agreement or instrument required to be set forth on the Contracts Schedule, to the Company’s knowledge, there is not any ongoing material breach by any other party to such contract, agreement or instrument.

5.10 Intellectual Property.

(a) The Intellectual Property Schedule contains a true and correct list of registered Intellectual Property and all applications for the registration of Intellectual Property rights owned by the Company or any of its Subsidiaries “Owned Intellectual Property” that is material to the operation of the businesses of the Company or any of its Subsidiaries as presently conducted.

(b) Except as set forth on the Intellectual Property Schedule, (i) the Company owns and possesses free and clear of all Liens (except Permitted Liens) all right, title, and interest in and to the Owned Intellectual Property listed on the Intellectual Property Schedule, and (ii) during the two (2) year period prior to the date of this Agreement: (A) neither the Company nor any of its Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to any Intellectual Property owned by such third party (including “cease and desist” letters); (B) neither the Company nor any of its Subsidiaries has received written notice of the invalidity of any Owned Intellectual Property; and (C) the Company has not received any written notice that a third party is infringing upon, misappropriating or otherwise violating any Company Intellectual Property.

(c) Except as set forth on the Intellectual Property Schedule, to the knowledge of the Company and except where the failure to do so would not, taken individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of its Subsidiaries has the right to use all material Intellectual Property currently used in the operation of its respective business as currently conducted (the “Company Intellectual Property”); (ii) neither the Company nor any of its Subsidiaries has materially infringed upon, misappropriated. or otherwise violated any Intellectual Property rights of any third parties; and (iii) no third party has materially infringed upon, misappropriated, or otherwise violated any Intellectual Property rights owned by the Company or any of its Subsidiaries.

(d) Each of Six3 Advanced Systems, Inc. and Ticom Geomatics, Inc. have obtained from all parties (including current or former employees, consultants and contractors) who have created or developed any material portion of, or otherwise who have any rights in or to, the Intellectual Property rights owned by the Company or its Subsidiaries written, valid and enforceable assignments of any such Intellectual Property rights to the Company or its Subsidiaries, except where the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The Company’ and its Subsidiaries’ access to and monitoring, use and dissemination of any personally-identifiable information concerning individuals are in compliance in all material respects with all applicable Laws. The Company and its Subsidiaries maintain administrative, technical, and physical safeguards that are in compliance in all material respects with all applicable Laws. To the knowledge of the Company, there has been no material unauthorized access to any data or information used, maintained or transmitted by the Company and its Subsidiaries.

(f) Section 5.09 and this Section 5.10 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to all matters relating to Intellectual Property Notwithstanding the foregoing, no representations and warranties are being made under this Section 5.10 with respect to matters addressed by Section 5.15 or with respect to Government Contracts, export or FCPA matters, which are covered exclusively by Sections 5.15, 5.17 and 5.18, respectively.

5.11 Litigation. Except as set forth on the attached Litigation Schedule, there are no material actions, suits, proceedings, orders, judgments or decrees pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries (or, to the Company’s knowledge, against any of its officers, managers, directors or employees (in each case, in their capacity as such)), at law or in equity, or before or by any Governmental Entity, and neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order, settlement or decree of any court or other Governmental Entity.

5.12 Governmental Consents, etc. Except for the applicable requirements of the HSR Act and the DGCL and except as set forth on the attached Governmental Consents Schedule, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any transaction contemplated hereby, except where the failure to obtain such permit, consent, approval or authorization would not have a Material Adverse Effect.

5.13 Employee Benefit Plans. Except as set forth on the attached Employee Benefits Schedule:

(a) The attached Employee Benefits Schedule sets forth a list of each material Plan.

(b) Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and its related trust, has received a favorable determination or prototype opinion letter from the Internal Revenue Service (the “IRS”), and nothing has occurred with respect to the operation of any such Plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability on the Company or any of its Subsidiaries for legal noncompliance, penalty or tax under ERISA or the Code. The Plans comply in form and in operation in all material respects with their terms and with the requirements of the Code and ERISA and other applicable Laws.

(c) With respect to the Plans, all contributions and premium payments required by the terms of a Plan or applicable Law to have been made prior to the date hereof have been made. Neither the Company nor any of its Subsidiaries has, or could reasonably be expected to have, an obligation to contribute to or any liability (including any withdrawal liability as determined under Title IV of ERISA) with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Sections 412 or 4971 of the Code, Section 302 of ERISA or Title IV of ERISA.

(d) There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to any of the Plans, the assets of any of the trusts under such Plans or the Company or any of its Subsidiaries with respect to the Plans, or against any fiduciary of the Plans with respect to the operation of the Plans (other than routine benefits claims).

(e) Each Plan has been established, administered and funded in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(f) Neither the Company nor any of its Subsidiaries has or will have any liability or be subject to any lien relating to any “employee benefit plan” (as defined in Section 3(3) of ERISA) on account of being considered a single employer under Section 414 of the Code with any Person other than the Company or its Subsidiaries.

(g) No Plan provides for post-employment health insurance benefits, except as required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law, at the expense of the participant or the participant’s beneficiary. There has been no material violation of the ‘‘continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title 1 of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(h) Except as set forth on the attached Authorization Schedule or as contemplated by the Closing Bonus Payments, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries under any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting or increase the amount of compensation or benefits due under any Plan.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(I) of the Code) is in documentary compliance with, and has been administered, since October 1, 2004, in good faith compliance with Section 409A of the Code in all material respects.

(j) Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes (or is required to contribute) to any Plan on behalf of employees located outside of the United States.

(k) This Section 5.13 constitutes the sole and exclusive representations and warranties of the Company with respect to ERISA and any employee benefits matters.

5.14 Insurance. The attached Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries. Neither the Company nor its Subsidiaries is in material default with respect to its obligations under any such insurance policy and, to the Company’s knowledge, each such insurance policy is in full force and effect. Except as set forth on the Insurance Schedule, no written notice of cancellation or nonrenewal with respect to, material increase in any premium thereof or disallowance of any material claim under, any material insurance policy has been received by the Company or its Subsidiaries at any time during the twelve-month period immediately preceding the date of this Agreement. Except as set forth on the Insurance Schedule and except for any claims related to any pending litigation matters, as of the date hereof, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies listed thereon.

5.15 Compliance with Laws. Except as otherwise set forth on the attached Compliance with Laws Schedule, to the Company’s knowledge, as of the date hereof, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws. As of the date hereof, all approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the business of the Company are in the possession of the Company or one of its Subsidiaries, are in full force and effect and are being complied with, except for such Permits the failure of which to possess or be in compliance with would not have a Material Adverse Effect. Except as otherwise set forth on the attached Compliance with Laws Schedule, to the Company’s knowledge, as of the date hereof, there is no material audit, investigation, proceeding or disciplinary action currently pending or threatened in writing against the Company or its Subsidiaries by a Governmental Entity. As of the date hereof, to the knowledge of the Company, there is no proposed or threatened termination of any material facility or personnel security clearances. Notwithstanding the foregoing, no representations and warranties are being made under this Section 5.15 with respect to real property, Taxes, employee benefits, Government Contracts, exports, FCPA or environmental matters, which are covered exclusively by Sections 5.07, 5.08, 5.13, 5.16, 5.17, 5.18 and 5.19, respectively.

5.16 Government Contracts. Except as set forth on the attached Government Contracts Schedule:

(a) Excluding any indefinite quantity arrangement in which no order has been placed and excluding any classified Government Contracts and classified Government Bids, the Government Contracts Schedule lists each Government Contract that has been active in performance at any time during the three years prior to the date hereof that has involved consideration in excess of $5,000,000 during the trailing twelve month period ending on the date of the Latest Balance Sheet or would reasonably be expected to involve consideration in excess of $5,000,000 during the twelve month period beginning on the date of the Latest Balance Sheet, and the Government Contracts Schedule also lists (as of October 7, 2013) each Government Bid which the Company has submitted to a Governmental Customer within the past six months that, if accepted or awarded, would lead to a Government Contract the performance of which would be reasonably expected to involve consideration in excess of $5,000,000. Unless listed on the Government Contracts Schedule as being “closed,” to the knowledge of the Company, each Government Contract listed on the Government Contracts Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. To the knowledge of the Company, the Company does not have any material liabilities or obligations under any inactive Government Contract that is not closed out.

(b) As of the date hereof, to the knowledge of the Company, the Government Contracts Schedule lists and separately identifies each material teaming agreement or other contractor team arrangement as defined in Federal Acquisition Regulation (“FAR”) § 9.601 (each a, “Teaming Agreement”) to which the Company or any of its Subsidiaries is a party and that has not terminated or expired. As of the date hereof, to the knowledge of the Company, each such Teaming Agreement is in full force and effect and is binding on the Company or its Subsidiary in accordance with its terms and, to the knowledge of the Company, the other party or parties thereto, in each case, in all material respects. As of the date hereof, the Company or its Subsidiary has substantially complied in all material respects with all material terms and conditions of each such Teaming Agreement. As of the date hereof, to the knowledge of the Company, there exist no material disputes arising out of or relating to any such Teaming Agreement. As of the date hereof, the Company has made available to the Purchaser copies of all Teaming Agreements listed on the Government Contracts Schedule in each case, except for any modifications or amendments thereto.

(c) With respect to each Government Contract and Government Bid, the Company and its Subsidiaries have materially complied with all applicable Laws during the four years prior to the date hereof. The Company and its Subsidiaries have complied with all material terms and conditions of each Government Contract, and neither a Government Customer nor any prime contractor, subcontractor or other Person has provided written (or to the knowledge of the Company, any other) notice to the Company that the Company or any Subsidiary has materially breached or violated any applicable Law, certification, representation, clause or provision of any Government Contract, including without limitation a cure, show cause, stop work, default, termination or similar notice regarding performance of any such Government Contract, or provided to the Company written notice of any material cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Customer during the four years prior to the date hereof.

(d) To the knowledge of the Company, all invoices and claims for payment, reimbursement or adjustment submitted by the Company or its Subsidiaries in connection with a Government Contract during the four years prior to the date hereof were current, accurate and complete in all material respects as of their respective submission dates.

(e) To the knowledge of the Company, all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract and Government Bid during the four years prior to the date hereof were current and accurate, in all material respects, to the extent required by Law, and complete in all material respects as of their effective date and continue to be so.

(f) Neither the Company nor its Subsidiaries and, to the knowledge of the Company, none of Company’s or any of its Subsidiaries’ employees, have violated any applicable Law or contractual restriction associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Authority in any material respect during the three years prior to the date hereof.

(g) To the knowledge of the Company, no Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing during the four years prior to the date hereof any material claim or initiated any material dispute or proceeding against the Company or any of its Subsidiaries relating to any Government Contract or Government Bid, nor is the Company or any of its Subsidiaries asserting any claim or initiating any material dispute proceeding directly or indirectly against any such party concerning any Government Contract or Government Bid. To the knowledge of the Company, there are no material facts or circumstances that would reasonably result in any such material claim or dispute against or by the Company or any of its Subsidiaries.

(h) To the knowledge of the Company, with respect to each Government Contract, there are no: (i) outstanding requests for equitable adjustment claims; (ii) outstanding dispute proceedings; (iii) facts upon which such a request for equitable adjustment or claim or dispute may be based in the future; or (iv) financing arrangements (including any assignments pursuant to the Assignment of Claims Act).

(i) Neither the Company nor any of its Subsidiaries, and, to the knowledge of the Company, none of the Company’s or its Subsidiaries’ officers or directors, is debarred,

suspended, deemed non responsible or otherwise excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, nor, to the knowledge of the Company, is there any pending debarment, suspension or exclusion proceeding that has been initiated against the Company or any of its Subsidiaries or any of their respective officers, directors or employees.

(j) As of the date hereof, the Company and its Subsidiaries have all material Governmental Authority authorizations (including certifications, permits, Qualified Product Listing, security clearances and other authorizations) and all material third-party certifications and approvals required in order to perform the work under each Government Contract (and the work proposed in each Government Bid) substantially as conducted immediately prior to the date of this Agreement. As of the date hereof, the Company and its Subsidiaries are in compliance in all material respects with all applicable industrial security obligations, including those specified in NISPOM.

(k) To the knowledge of the Company, neither the Company nor any of its Subsidiaries, is (or during the three years prior to the date hereof has been) under or subject to any civil or criminal investigation, indictment, information or subpoena, involving or related to the Company’s or any of its Subsidiaries’ potential violation of a Law pertaining to any Government Contract or Government Bid, in each case which would reasonably be expected to have a Material Adverse Effect.

(l) During the three years prior to the date hereof, other than in the Ordinary Course of Business, the Company has not conducted or initiated any material internal investigation, or made a voluntary or mandatory disclosure to any Governmental Entity, or other prime contractor or higher-tier subcontractor with respect to any alleged or possible irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(m) The Company and its Subsidiaries have submitted indirect cost proposals through the dates set forth on the Government Contracts Schedule, and the Defense Contract Audit Agency (“DCAA”) or other cognizant Governmental Entity has completed its incurred cost audit of the Company and its Subsidiaries through the dates set forth on the Government Contracts Schedule. Neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under any Government Contract has questioned or disallowed any costs claimed by the Company and its Subsidiaries in excess of $100,000 in any annual incurred cost submission under any Government Contract, and to the knowledge of the Company, there is no fact or occurrence that could be a basis for disallowing any such costs in excess of such amount. Excluding any changes in indirect rates resulting from the Merger or arising after the Closing, the reserves established by the Company with respect to possible adjustments to the indirect and direct costs incurred by the Company and its Subsidiaries on any Government Contract are believed by the Company as of the date hereof to be reasonable and materially sufficient to cover any potential material adjustments resulting from audits of any such Government Contract. The Company and its Subsidiaries are billing all indirect cost rates materially consistent with the rates approved by DCAA or other cognizant Governmental Entity or with provisional rate agreements, to the extent applicable or required.

(n) For purposes of this Section 5.16, if not otherwise defined in this Agreement, the terms and phrases in this Section 5.16 shall have the meaning set forth in the Federal Acquisition Regulation, codified at Title 48 Code of Federal Regulations. Notwithstanding the foregoing, no representations and warranties are being made under this Section 5.16 with respect to matters addressed by Section 5.15 or with respect to export or FCPA matters, which are covered exclusively by Sections 5.17 and 5.18, respectively.

5.17 Export. Except as set forth on the Export Schedule, the Company and its Subsidiaries are, as of the date hereof, in compliance, in all material respects, with all export control Laws; as of the date hereof, the Company and its Subsidiaries have all necessary authority under the export control Laws to conduct the Company’s and its Subsidiaries’ business as presently conducted in all material respects including (i) necessary Permits for any export transactions, (ii) necessary Permits and clearances for the disclosure of information to foreign Persons and (iii) necessary registrations with any Governmental Authority with authority to implement applicable export control Laws; and during the three years prior to the date hereof, the Company and its Subsidiaries have not participated directly or indirectly in any boycotts or other similar practices in material violation of the regulations of the Export Administration Act (50 U.S.C. App. § 2401 et seq.) or Section 999 of the Code. Notwithstanding the foregoing, no representations and warranties are being made under this Section 5.17 with respect to matters addressed by Section 5.15 or with respect to Government Contracts or FCPA, which are covered exclusively by Sections 5.16 and 5.18, respectively.

5.18 FCPA. During the four years prior to the date hereof, neither the Company nor any of its Subsidiaries, and, to the knowledge of the Company, none of their respective directors and officers, agents or employees or other person acting on behalf of the Company, has made or offered or solicited or accepted any contributions, payments, gifts, gratuities, entertainment or any other item or service of any value to (a) obtain favorable treatment for any business sought, (b) pay for favorable treatment for any business obtained, (c) obtain or pay for special concessions or for special concessions for any business previously obtained, or (d) otherwise to confer any benefit, in each case, in material violation of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). During the four years prior to the date hereof, the Company and its Subsidiaries are, and have been, in material compliance with the applicable provisions of the FCPA and regulations promulgated thereunder relating to corrupt practices. Notwithstanding the foregoing, no representations and warranties are being made under this Section 5.18 with respect to matters addressed by Section 5.15 or with respect to Government Contracts or export, which are covered exclusively by Sections 5.16 and 5.17, respectively.

5.19 Environmental Matters. Except as set forth on the attached Environmental Schedule:

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Requirements. The Company and its Subsidiaries have not received, during the past three (3) years, any unresolved written (or to the knowledge of the Company, any other) notice from any Person alleging that the Company or any of its Subsidiaries is not in such compliance.

(b) To the Company’s knowledge, the Company and its Subsidiaries possess all Permits required under Environmental Requirements for their operations as currently conducted and are in compliance in all material respects with all material terms and conditions of such Permits.

(c) There is no material Environmental Claim pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or, to the Company’s knowledge, against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has expressly assumed.

(d) Neither the Company nor any of its Subsidiaries, and to the Company’s knowledge, no other Person, has Released any Hazardous Materials produced by, or resulting from, any industrial activities, operations or processes, on, beneath or adjacent to any property currently owned, operated or leased by the Company or its Subsidiaries, except for any Hazardous Materials Released in the Ordinary Course of Business or in a manner that would not reasonably be expected to give rise to a material Environmental Claim for the Company or its Subsidiaries.

(e) This Section 5.19 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including any arising under Environmental Laws or with respect to Hazardous Materials or Environmental Claims.

5.20 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, neither the Company nor any officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries or, to the Company’s knowledge, any individual in such officer’s, director’s or stockholder’s immediate family, is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any material property used by the Company or any of its Subsidiaries, other than any equity interests set forth on the Capitalization Schedule and any agreements set forth on the Contracts Schedule.

5.21 Employees.

(a) Except as set forth on the attached Labor Matters Schedule, (a) there are not pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries any strikes, work stoppages, walkouts, or other material labor disputes, and neither the Company nor its Subsidiaries has experienced any such dispute within the past three years, (b) to the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of either the Company or its Subsidiaries, (c) no collective bargaining agreements are in effect with respect to the Company’s employees or are currently being negotiated by the Company or its Subsidiaries, and (d) there are not pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries any material grievances or labor arbitrations arising under any collective bargaining agreement or material unfair labor practice charges or complaints.

(b) To the knowledge of the Company, each of the Company and each of its Subsidiaries is, and for the past three years has been, in compliance in all material respects with all applicable Laws relating to employment, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, employment verification, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors and overtime.

(c) In the last three years, none of the Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar Law) or taken any other action that would materially trigger notice or liability under any state, local or foreign plant closing notice Law.

5.22 Customers. The attached Customers Schedule lists the ten (10) largest customers based on the gross revenues of the Company and its Subsidiaries on a consolidated basis for the twelve (12) month period ended on the date of the Latest Balance Sheet (and the revenues generated from such customer).

5.23 Customs and Imports. During the three years prior to the date hereof, the Company and its Subsidiaries have complied in all material respects with all applicable U.S. customs Laws.

5.24 Brokerage. Except for fees and expenses of the Persons listed on the attached Brokerage Schedule, there are no obligations owed for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which the Purchaser, the Merger Sub or the Company would be liable following the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF

THE PURCHASER AND THE MERGER SUB

The Purchaser and the Merger Sub represent and warrant to the Stockholders and the Company that as of the date hereof:

6.01 Organization and Organizational Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.02 Authorization. The execution, delivery and performance by each of the Parent, the Purchaser and the Merger Sub of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby and the performance by each such Person of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the Transaction Documents. This Agreement and the Transaction Agreements have been duly executed and delivered by the Parent, the Purchaser and the Merger Sub, this Agreement and the Transaction Agreements constitute valid and binding obligations of each of the Parent, the Purchaser and the Merger Sub, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No other vote of the holders of any class or series of capital stock of the Parent, the Purchaser or the Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.

6.03 No Violation. None of the Parent, the Purchaser or the Merger Sub is subject to or obligated under its certificate or articles of incorporation or formation, its bylaws (or similar Governing Documents), any applicable law, or rule or regulation of any Governmental Entity, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by any of the Parent’s, the Purchaser’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

6.04 Governmental Consents. Except for the applicable requirements of the HSR Act, none of the Parent, the Purchaser or the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by any of the Parent, the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. None of the Parent, the Purchaser or Merger Sub is a Foreign Person.

6.05 Litigation. As of the date hereof, there are no actions, suits, orders, judgments, decrees or proceedings pending or, to any of the Parent’s, the Purchaser’s or the Merger Sub’s knowledge, threatened in writing against any of Parent, the Purchaser or the Merger Sub (or, to the Purchaser’s knowledge, against any of their officers, managers, directors or employees (in each case, in their capacity as such)) at law or in equity, or before or by any Governmental Entity, which would adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby. Neither of the Purchaser or the Merger Sub is subject to any outstanding judgment, settlement, order or decree of any court or other Governmental Entity that would adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.06 Brokerage. There are no obligations owed for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of either of the Purchaser or the Merger Sub for which the Company, the Stockholders or the Stockholder Representative would be liable following the Closing.

6.07 Financing. The Purchaser has, and will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

6.08 Merger Sub. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, the Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a direct wholly owned Subsidiary of the Purchaser, which is a direct wholly owned subsidiary of the Parent.

ARTICLE VII

COVENANTS OF THE COMPANY

7.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, the Company shall use commercially reasonable efforts to conduct its business and the businesses of its Subsidiaries in the Ordinary Course of Business, except (i) if the Purchaser or the Merger Sub shall have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or (ii) as otherwise contemplated or permitted by this Agreement; provided that the foregoing and Section 7.01(b) notwithstanding, (x) the Company and its Subsidiaries may use all available cash to repay any Indebtedness or to make distributions, dividends, or redemptions for cash, or pay bonuses on or prior to the Closing, (y) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 7.01 shall be deemed a breach of this Section 7.01(a), unless such action would constitute a breach of one or more of such other provisions and (z) the Company and its Subsidiaries’ failure to take any action prohibited by Section 7.01(b) shall not be a breach of this Section 7.01(a).

(b) From the date hereof until the Closing Date, except (1) as set forth on the Conduct of Business Schedule attached hereto, (2) as otherwise contemplated or permitted by this Agreement or (3) as consented to in writing by the Purchaser or the Merger Sub (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries not to:

(i) issue, sell or deliver any units or shares of its or its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of its or its Subsidiaries’ equity securities, other than a grant of Options pursuant to the Option Plan in the Ordinary Course of Business;

(ii) amend its or its Subsidiaries’ certificate or articles of formation or incorporation;

(iii) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course of Business or pursuant to any agreement set forth on the Contracts Schedule;

(iv) make any investment in, or any loan to, any other Person, except in the Ordinary Course of Business or pursuant to any agreement set forth on the Contracts Schedule;

(v) make any capital expenditures in excess of $1,000,000 individually or $3,000,000 in the aggregate or commitments therefor, except (x) in the Ordinary Course of Business or (y) for tenant improvements contemplated by leases set forth on the Leased Real Property Schedule;

(vi) make any loan to, or enter into any other material transaction with, any of its directors, officers, or employees outside the Ordinary Course of Business except for declaration or payments of cash bonuses or pursuant to any agreement set forth on the Contracts Schedule or the Affiliated Transactions Schedule;

(vii) borrow or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guaranty or otherwise, any Indebtedness, except obligations or liabilities incurred in the Ordinary Course of Business or Indebtedness incurred under the agreements set forth on the Indebtedness Schedule, including borrowing additional amounts thereunder;

(viii) except as required by this Agreement, pay, discharge or satisfy any claim, obligation or Liability in excess of $1,000,000 (in any one case) or $2,000,000 (in the aggregate), other than the payment, discharge or satisfaction in the Ordinary Course of Business;

(ix) except as required by applicable Law or in the Ordinary Course of Business, adopt or amend in any material respect, any Plan;

(x) enter into any employment contract with any employee with a base salary exceeding $300,000 per year in the Ordinary Course of Business;

(xi) acquire by merging or consolidating with, or by purchasing any equity interest in, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire any assets which are material to the business of the Company, except in the Ordinary Course of Business;

(xii) increase by more than 10% the following amounts payable or to become payable, except to the extent already contemplated by existing agreements in effect without regard to this Agreement and the transactions contemplated hereunder and except for bonuses payable prior to Closing or Closing Bonus Payments: (A) the salary of any of its directors or officers, other than increases in the Ordinary Course of Business, (B) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the Ordinary Course of Business to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (C) the compensation of any of its other employees, consultants or agents except in the Ordinary Course of Business;

(xiii) enter into any material Teaming Agreement for which it is contemplated that the Company or one of its Subsidiaries will be the subcontractor to the other party to the Teaming Agreement, or any other material agreement (other than Teaming Agreements) that restricts the Company’s or its Subsidiaries’ or the Purchaser’s ability to compete or undertake additional business activities;

(xiv) amend in any material respect any agreement set forth on the Contracts Schedule and the Government Contracts Schedule other than in the Ordinary Course of Business, the amendment of which will have or would reasonably be expected to have a Material Adverse Effect;

(xv) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $500,000 other than in the Ordinary Course of Business or (ii) the waiver, release, transfer or lapse of which would have or would reasonably be expected to have a Material Adverse Effect;

(xvi) hire or terminate any employees (other than for cause), or knowingly encourage any such employees to resign from the Company or any of its Subsidiaries (other than for cause), except where such hire, termination or resignation occurs or will occur in the Ordinary Course of Business;

(xvii) except in cooperation with the Purchaser or in substantial compliance with guidelines provided by the Purchaser or to the extent consistent with Purchaser’s obligations in Section 8.03, make any representations or issue any communications (including electronic communications) to employees regarding offers of employment from the Purchaser or the terms thereof;

(xviii) cancel or materially amend any material insurance policy other than in the Ordinary Course of Business;

(xix) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended income Tax Return,

enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any income Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date;

(xx) make any material change in any method of accounting or accounting practice other than changes required to be made in order that the Company’s financial statements comply with GAAP or Law; or

(xxi) agree, whether in writing or otherwise, to take any action described in this Section 7.01(b).

(c) Subsequent to the execution hereof, and prior to the Closing Date, the Company agrees to (i) take commercially reasonable steps to solicit a vote of shareholders, including exerting its commercially reasonable efforts to obtain waivers as applicable (which shall not require the payment of consideration to any disqualified person or shareholder), pursuant to section 280G(b)(5) of the Code with respect to any payments that, without regarding to the measures described herein, are reasonably likely to constitute “excess parachute payments” (as such term is defined in Section 280G of the Code) that may be made in connection with the Merger, (ii) provide the Purchaser with a schedule of those individuals for whom such shareholder approval will be sought, including a description of all potential parachute payments to be made to such individuals and the amounts thereof, (iii) provide the Purchaser with copies of such shareholder approval materials, including all attachments thereto, at least three (3) Business Days prior to soliciting such approval, and (iv) consider in good faith any suggested amendments to such shareholder approval materials that are made by the Purchaser. The parties acknowledge that this Section 7.01(c) shall not apply to any arrangements entered into at the direction of Purchaser or between Purchaser and its affiliates, on the one hand, and a disqualified individual on the other hand (“Purchaser Arrangements”) so that, for the avoidance of doubt, compliance with this Section 7.01(c) shall be determined as if such Purchaser Arrangements had not been entered into. The parties acknowledge that the Company cannot compel any disqualified individual to waive any existing rights under a contract or agreement with the Company or any Subsidiary and in no event shall the Company be deemed in breach of this Section 7.01(c) if any such disqualified person refuses to waive any such right.

7.02 Access to Books and Records. Subject to Section 8.06, from the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior executives, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its

Subsidiaries; provided that notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser if such access or disclosure would be reasonably likely to (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) waive any legal privilege or (iii) be in violation of applicable Law (including the HSR Act and other Antitrust Laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. The Purchaser acknowledges that Purchaser is and remains bound by the Confidentiality Agreement, between the Purchaser and Six3 Systems, Inc. dated July 2, 2013 (the “Confidentiality Agreement”).

7.03 Regulatory Filings. Within five (5) Business Days following the date hereof, the Company shall make or cause to be made all filings and submissions under the HSR Act applicable to the Company for the consummation of the transactions contemplated herein. The Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing.

7.04 Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 4.01 to be satisfied as soon as practicable following the date hereof, to cause Closing to occur as expeditiously as possible following the execution of this Agreement and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in Article IV (other than those to be satisfied at the Closing itself); provided that none of the Company, Stockholder Representative nor the Equityholders shall be required (a) to expend any funds to obtain any consent from any Governmental Entity or Governmental Customer required under Section 4.01 or to remedy any breach of any representation or warranty hereunder, (b) to commence any litigation or arbitration proceeding, (c) to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person, or (d) to provide financing to the Purchaser for the consummation of the transactions contemplated hereby.

7.05 Payoff Letters. The Company shall deliver to the Purchaser appropriate payoff letters from the holders of Indebtedness set forth on the Indebtedness Schedule marked as “Closing Indebtedness” thereon (which may be updated by the Company) on or prior to the Closing and to make arrangements for such holders of Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, all related Lien releases to the Purchaser as soon as practicable after the Closing.

7.06 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.01, the Company shall not take, and shall direct each of its officers, directors, senior employees, representatives and agents not to take, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser’s Representatives) concerning any purchase of the Company Stock or any merger, sale of substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the Ordinary Course of Business) (each, an “Acquisition Proposal”) or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify the Purchaser no later than two days after any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing that the Company is aware of. The Company will not enter into any agreement in respect of an Acquisition Proposal during such period.

7.07 Updated Disclosure Schedules. The Disclosure Schedules are attached to this Agreement as of the execution of this Agreement. Not more than two (2) Business Days prior to the Closing, the Company will provide to the Purchaser replacement Disclosure Schedules, updated and revised as necessary from the version attached as of the execution of this Agreement, excluding any Schedules that are made with respect to specific dates, which are not required to be updated. Solely for purposes of Section 4.01(a), no update or revision to any part of the Disclosure Schedules pursuant to this Section 7.07 shall be deemed to cure any breach of any representation or warranty that was untrue when made or subsequently has become untrue, unless the Purchaser specifically agrees thereto in writing. For all other purposes hereof (including Article IX), the delivery of any such updated Disclosure Schedules will be deemed to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder if not for such update, and the Purchaser Parties shall not have any claim (whether for indemnification or otherwise) against the Escrow Amount, the Company, its Subsidiaries or the Equityholder Parties for any such breach or misrepresentation, in each case, except to the extent such representation or warranty was untrue as of the date hereof as a result of circumstances existing as of the date hereof or to the extent such representation or warranty was known to be untrue by the Company as of the date hereof. Failure to provide any such updated disclosure shall be deemed a breach of the representation or warranty to which such variance relates hereunder and shall in no event be deemed a breach of a covenant or agreement.

7.08 Terminate Affiliated Transactions. On or prior to the Closing Date, the Company shall cause each of the agreements set forth on the Terminated Affiliated Transactions Schedule to be terminated in such a manner that neither the Company nor any of its Subsidiaries shall have any further liabilities, rights or obligations thereunder other than fees, costs and expenses to the extent invoiced prior to the Effective Time or otherwise included in the Transaction Expense Statement or the calculation of the Estimated Net Working Capital Amount.

ARTICLE VIII

COVENANTS OF THE PURCHASER

8.01 Access to Books and Records. From and after the Closing, for a period of seven (7) years, the Purchaser shall, and shall cause the Surviving Corporation to, provide the Stockholder Representative and its authorized representatives with access, during normal business hours and upon reasonable notice, and in such a manner as to maintain confidentiality (to the extent set forth in this Section 8.01) and as not to unreasonably interfere with the normal operations of the Purchaser and its Affiliates, to (i) the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of the Purchaser, the Surviving

Corporation and their Affiliates for purposes of better understanding such books and records. Unless otherwise consented to in writing by the Stockholder Representative, the Purchaser shall not, and shall not permit the Surviving Corporation or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Stockholder Representative and offering to surrender to the Stockholder Representative such books and records or any portion thereof which the Purchaser or the Surviving Corporation may intend to destroy, alter or dispose of. All such information shall be treated as confidential information pursuant to terms equivalent to those applicable to Purchaser’s obligations in respect of the non-disclosure of confidential information, including the exceptions to such obligations set forth therein, under the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, (A) the Purchaser shall not be required to disclose any information if such disclosure would be reasonably likely to jeopardize any attorney-client privilege or other legal privilege in connection with the Transaction Agreements (other than privilege under the control of the Stockholder Representative under Section 11.02), (B) any such access provided to the Stockholder Representative shall be conducted at the expense of the Stockholder Representative, in accordance with applicable Law (including any applicable antitrust, bank regulatory or competition Law), and (C) the Purchaser will not be required to provide to the Stockholder Representative access to or copies of any records or files (including, but not limited to, any personnel file of any employee of the Purchaser or any of its Affiliates), the disclosure of which would reasonably be expected to subject the Purchaser or any of its Affiliates to violation of applicable Law.

8.02 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing Date, the Purchaser shall not, and shall not permit the Surviving Corporation or its Subsidiaries to amend, repeal or otherwise modify any provision in the Surviving Corporation’s or its Subsidiaries’ certificate of formation, certification of incorporation, articles of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any officers and/or directors (unless required by Law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the Law. Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and perform under all indemnification obligations owed to any of the individuals who were officers and/or directors of the Company or its Subsidiaries at or prior to the Closing Date.

(b) Prior to or at the Closing, the Purchaser shall, or shall cause the Surviving Corporation (at the Purchaser’s expense) to, purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the individuals who were officers and directors of the Company and its Subsidiaries at or prior to the Closing Date on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement; provided, however, that up to a maximum amount of $250,000 (the “Premium Cap”) (and solely to the extent agreed to by the Stockholder Representative in writing in its sole discretion, the Premium Cap may be increased), the premium for such “tail coverage” insurance policy shall be treated as a Transaction Expense. Such policy shall be from an insurance carrier with the same or better credit rating as the Company’s or its Subsidiaries’ current insurance carrier with respect to directors’ and officers’ liability insurance.

(c) If the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns (i) is to consolidate with or merges into any other Person and will not be the continuing or the Surviving Corporation or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and its Subsidiaries shall assume all of the obligations set forth in this Section 8.02. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company or its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individuals who were officers and directors of the Company and its Subsidiaries at or prior to the Closing Date or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 8.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

8.03 Employment and Benefit Arrangements. For at least twelve (12) months following the Closing Date, the Purchaser shall cause the Surviving Corporation to provide employees of the Surviving Corporation and its Subsidiaries with compensation that is equivalent to the compensation provided to such employees prior to the Closing and to either (i) maintain in effect on behalf of employees of the Company and its Subsidiaries all employment, severance, termination, consulting, retirement and other compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) of the Company or its Subsidiaries as in effect as of the date hereof (the “Company Plans”) or (ii) provide all employees of the Company and its Subsidiaries with such compensation and benefit plans, programs, arrangements, agreements and policies as are provided to similarly situated employees of the Purchaser; provided that such benefit plans, programs, arrangements, agreements and policies provide a level of benefits that in the aggregate is substantially equivalent to the aggregate level of benefits provided under the Company Plans as of the Closing. The Purchaser shall take all actions necessary so that employees of the Company and its Subsidiaries shall receive service credit for all purposes (other than for purposes of benefit accrual under a defined benefit pension plan) under any compensation or benefit plans, programs, arrangements, agreements and policies sponsored by the Purchaser or any of its Affiliates, except to the extent duplication of benefits would result. To the extent that the Purchaser modifies any welfare benefit coverage or plan under which the employees of the Company and its Subsidiaries participate, the Purchaser shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such welfare benefit coverage or plan modification occurs. The Purchaser shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation §54.4980B-9. Nothing in this Section 8.03 shall give any third party other than the parties to this Agreement, including any employees of the Company or any of its Subsidiaries, any right to enforce the provisions of this Section 8.03 as a third-party beneficiary. To the extent that the loss of an officer position as contemplated by Section 1.07(b) or Section 4.01(f)(vi) would constitute grounds to resign with “good reason” under any Senior Management Agreement (as defined on the Affiliated Transaction Schedule), any rights or obligations to any employee party to any such Senior Management Agreement (including any severance payments) which arise under any such Senior Management Agreement as a result shall not be deemed a liability of the Company or its Subsidiaries for purposes of Net Working Capital and shall be the sole responsibility of the Purchaser.

8.04 Regulatory Filings. The Purchaser shall, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions required of the Purchaser under the HSR Act or any other applicable antitrust or noncompetition Laws or regulations (“Antitrust Laws”) or other Laws applicable to the Purchaser for the consummation of the transactions contemplated herein. The Purchaser shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. In addition, the Purchaser shall cooperate in good faith with the Governmental Entities and undertake promptly any and all action required (including divestitures of its assets) to complete the transactions contemplated by this Agreement expeditiously and lawfully. Without limiting the generality of the foregoing, if a suit or other action is threatened or instituted by any Governmental Entity or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Purchaser shall use its best efforts to avoid, resist, resolve or, if necessary, defend such suit or action. In addition, Purchaser shall (1) give the Company prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any Governmental Entity with respect to the transactions contemplated herein, (2) keep the Company informed as to the status of any such suit, claim, action, investigation, proceeding or threat, and (3) promptly inform the Company of any material communication concerning the HSR Act or other Antitrust Laws to or from any Governmental Entity regarding the transactions contemplated herein. Except as may be prohibited by any Governmental Entity, the Purchaser will consult and cooperate with the Company, and will consider in good faith the views of the Company, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. The Purchaser will permit authorized representatives of the Company to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding. The Purchaser shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company or its Affiliates to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any Governmental Entity, Governmental Customer or third party consents, waivers, authorizations or approvals which may be required to be obtained by the Company or its Affiliates in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to the Company all information concerning the Purchaser and/or its Affiliates that counsel to the Company reasonably determine is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval). The Purchaser shall be responsible for all filing fees under the HSR Act, other Antitrust Laws and all other Laws or regulations applicable to the Purchaser. The Purchaser shall cause the filings under the HSR Act to be considered for grant of “early termination.”

8.05 Conditions. The Purchaser and the Merger Sub shall use all commercially reasonable efforts to cause the conditions set forth in Section 4.02 to be satisfied as soon as practicable following the date hereof, to cause the Closing to occur as expeditiously as possible following the execution of this Agreement and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article IV (other than those to be satisfied at the Closing itself).

8.06 Contact with Employees, Customers and Suppliers. Prior to the Closing, the Purchaser and the Purchaser Parties may only contact and communicate with the employees, customers, service providers, regulators and suppliers of the Company and its Subsidiaries related to the transactions contemplated hereby after prior consultation with and written approval of the Company’s chief executive officer or chief financial officer.

ARTICLE IX

INDEMNIFICATION

9.01 Survival. All representations and warranties contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement and the indemnities set forth in Section 11.03(a) and Sections 9.02(a)(iii) through 9.02(a)(vi), inclusive, (other than for the Extended Indemnity Item), shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the date that is fifteen (15) months after the Closing Date (the “Expiration Date”), at which point they shall terminate. No claim for indemnification hereunder for breaches of representations and warranties contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement or for indemnification pursuant to Section 11.03(a) or Sections 9.02(a)(iii) through 9.02(a)(vi), inclusive (other than for the Extended Indemnity Item) may be made after the Expiration Date. The indemnity for the Extended Indemnity Item set forth in Section 9.02(a)(vi) only shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the date that is thirty-six (36) months after the Closing Date (the “Extended Expiration Date”), at which point it shall terminate. No claim for indemnification pursuant to Section 9.02(a)(vi) for the Extended Indemnity Item may be made after the Extended

Expiration Date. All covenants and agreements contained herein shall survive the Closing for the applicable statute of limitations or for any shorter period expressly specified in accordance with their terms; provided that no claim may be brought hereunder in respect of any covenant or agreement to the extent contemplating performance entirely before or at the Closing unless such claim is brought prior to the date that is fifteen (15) months after the Closing Date. Notwithstanding the preceding sentences, if notice of an indemnification claim made in accordance with this Agreement shall have been delivered before the aforementioned time period has elapsed with respect to any breach of any such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive with respect to such claim until such claim is finally resolved.

9.02 Indemnification for the Benefit of the Purchaser Parties.

(a) From and after the Closing (but subject to the provisions of this Article IX and the Escrow Agreement) the Purchaser, on behalf of the Purchaser Parties, shall be entitled to assert, as the Purchaser Parties’ sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby, other than with respect to claims for fraud in connection with the transactions occurring under this Agreement (“Transaction Fraud”) (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), and only in accordance with the terms of this Article IX and the Escrow Agreement, claims against the Indemnity Escrow Amount then remaining and available in the Escrow Account in respect of any Losses that the Purchaser Parties suffered or incurred to the extent arising or resulting from:

(i) any breach of any representation or warranty by the Company set forth in Article V or the certificate delivered pursuant to Section 4.01(f)(i) with respect to such a breach of a representation or warranty (it being understood and agreed that the existence of any such breach of any representation or warranty referred to in this clause (i) and any resulting Losses under such representations and warranties (other than the Company Fundamental Representations, Section 5.05, the first sentence of Section 5.06 and in any instances in which materiality and Material Adverse Effect qualify the agreements or Plans to be set forth on a Schedule (for example, under Section 5.09(a)(xi)) shall be determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect);

(ii) any nonfulfillment or breach of any covenant or agreement set forth herein or the Escrow Agreement by the Company or the Stockholder Representative (excluding in all cases any nonfulfillment or breach of the Company or its Subsidiaries that occurs after the Closing);

(iii) any claim against the Company related to the transactions contemplated hereby by any current or former holder of Options (but only to the extent that such claim specifically arises out of or relates to such Person’s Options and status as a current or former holder of Options, and excluding claims for payment of amounts that the Surviving Corporation or the Purchaser are required to pay under this Agreement); provided, however, the Purchaser Parties shall not be entitled to indemnification pursuant to this clause (iii) to the extent that such claim arises under Section 9.03 or to the extent Losses from such claim were taken into account in determining the Final Merger Consideration;

(iv) any claim against the Company by an employee, officer or director of the Company for a bonus, change of control or similar payment promised by the Company that was triggered by the Closing of the transactions contemplated hereby, excluding any such claim resulting from a failure by the Surviving Corporation to make the Closing Bonus Payments contemplated by Section 1.09, or to the extent Losses from such claim were taken into account in determining the Final Merger Consideration;

(v) any Indebtedness of the Company or its Subsidiaries or any Transaction Expenses, in each case, to the extent not taken into account in determining the Final Merger Consideration; or

(vi) the items set forth on the Specific Indemnity Schedule.

Notwithstanding the foregoing, other than with respect to claims for Transaction Fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), no claims by the Purchaser Parties arising from indemnification claims pursuant to Section 9.02(a)(i) shall be asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder with respect to indemnification claims made pursuant to Section 9.02(a)(i) exceeds, on a cumulative basis, an amount equal to $4,000,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided, that, the Deductible shall not apply to the following claims, and the following claims shall not count toward the Deductible: any claims by the Purchaser on behalf of the Purchaser Parties to the extent based upon or arising or resulting from any breach of any of the Company Fundamental Representations or any representation or warranty set forth in Section 5.08 (Tax Matters). In addition, other than with respect to claims for Transaction Fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), no claim for indemnification made pursuant to Section 9.02(a)(i) or Sections 9.02(a)(iii) through 9.02(a)(v) with respect to a single course of conduct or related set of circumstances, occurrences or events shall be so asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $50,000 (the “Mini-Basket”) (it being understood that any such claim for an amount less than the Mini-Basket shall be disregarded in determining whether the Deductible has been exceeded and thereafter); provided that the Mini-Basket shall not apply to any claims by the Purchaser on behalf of the Purchaser Parties to the extent based upon or arising or resulting from any breach of any of the Company Fundamental Representations or any representation or warranty set forth in Section 5.08 (Tax Matters). Notwithstanding the foregoing, other than with respect to claims for Transaction Fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), no claims by the Purchaser Parties arising from indemnification claims made arising out of the Special Tax Matter (including any claims arising under any subsection of Section 11.03(a)

or Section 5.08 or any other section of this Agreement, in each case to the extent arising out of the Special Tax Matter) shall be asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder with respect to such indemnification claims exceeds, on a cumulative basis, an amount equal to $1,400,000, and then only to the extent such Losses exceed such amount. Notwithstanding the foregoing, the Purchaser Parties shall only be entitled to recover 80% of any Losses suffered by the Purchaser Parties that would otherwise be indemnified under Section 9.02(a)(vi) for the Extended Indemnity Item, such that the Purchaser Parties shall bear 20% of any such Losses. Notwithstanding anything herein to the contrary, (i) the Deductible shall not apply to any claim for indemnification under Sections 9.02(a)(ii) through (vi) and 11.03(a), (ii) the Mini-Basket shall not apply to any claim for indemnification under Section 9.02(a)(ii) or Section 9.02(a)(vi), and (iii) the Purchaser Parties shall only be entitled to receive indemnification payments pursuant to this Section 9.02 with respect to Losses that have actually been suffered or incurred by the Purchaser Parties.

(b) From and after the Closing, except (i) in the case of Transaction Fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud) and (ii) the right to specific performance or other equitable relief in accordance with the terms of this Agreement, the Purchaser Parties’ sole and exclusive remedies for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Schedule or certificate delivered hereunder, shall be limited to recovery against the Indemnity Escrow Amount then remaining and available in the Escrow Account pursuant to this Section 9.02 and the Escrow Agreement as their sole recourse. The Purchaser, on behalf of itself and the other Purchaser Parties, agrees that other than in the case of Transaction Fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud) or indirectly through the payment of all or a portion of the Indemnity Escrow Amount to the Purchaser Parties if and as required by the terms of this Agreement and the Escrow Agreement, under no circumstances will the Stockholder Representative, the Equityholders or any of their Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Equityholder Parties”)) have any liability to Parent, the Purchaser or any of their Affiliates (including the Surviving Corporation and the Company’s Subsidiaries after the Closing), or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Parties”) relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule or certificate delivered hereunder.

(c) None of the Purchaser or the other Purchaser Parties may avoid the limitations on liability set forth in this Article IX by seeking damages for breach of contract, tort or pursuant to any other theory of liability and, except in the case of Transaction Fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), the Purchaser, for itself and the other Purchaser Parties, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the

Equityholder Parties relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any Law or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the determination of the Final Merger Consideration and in such case, solely to the extent of such inclusion therein.

(d) Except for the Purchaser pursuant to Sections 3.02(e) and 3.02(f), no Person (including any Equityholder Party) shall have any obligation to fund the Escrow Account. All payments made from the Escrow Account shall be treated by the parties as an adjustment to the proceeds received by the Equityholders pursuant to Article I hereof.

(e) Within five (5) Business Days after the date that is fifteen (15) months after the Closing Date, the Stockholder Representative and the Purchaser shall, in accordance with the Escrow Agreement, jointly instruct the Escrow Agent to pay the Equityholders (on a pro rata basis according to each Equityholder’s Residual Percentage) an amount from the Escrow Account, if any, equal to (i) the balance of the Indemnity Escrow Amount then remaining in the Escrow Account, minus (ii) $5,000,000, minus (iii) any amounts of such balance which may be used to satisfy indemnification claims outstanding on the date that is fifteen (15) months after the Closing Date (which amounts in this clause (iii) shall remain in the Escrow Account until such matters are finally resolved and shall then be released).

(f) Within five (5) Business Days after the date that is thirty-six (36) months after the Closing Date, the Stockholder Representative and the Purchaser shall, in accordance with the Escrow Agreement, jointly instruct the Escrow Agent to pay the Equityholders (on a pro rata basis according to each Equityholder’s Residual Percentage) an amount from the Escrow Account, if any, equal to the balance of the Indemnity Escrow Amount then remaining in the Escrow Account, minus any amounts of such balance which may be used to satisfy indemnification claims outstanding on the date that is thirty-six (36) months after the Closing Date (which amounts shall remain in the Escrow Account until such matters are finally resolved).

(g) Any payments to the Optionholders under Section 9.02(e) shall be paid in accordance with Section 1.05(b).

(h) The Purchaser Parties shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss or related group of Losses.

9.03 Indemnification for the Benefit of the Equityholder Parties. From and after the Closing (but subject to the provisions of this Article IX), the Stockholder Representative, on behalf of the Equityholder Parties, shall be entitled to assert, as the Equityholder Parties’ sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby, other than with respect to claims for Transaction Fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud) or the right to specific performance or other equitable relief in accordance with the terms of this Agreement, and only in accordance with the terms of this Article IX, claims in respect of any Losses that the Equityholder Parties suffered or incurred to the extent arising or resulting from:

(a) any breach of any representation or warranty by Parent, the Purchaser or the Merger Sub set forth in Article VI or the certificate delivered pursuant to 4.02(e)(i) with respect to such a breach of a representation or warranty (it being understood and agreed that the existence of any such breach of any representation or warranty referred to in this clause (a) and any resulting Losses under such representations and warranties (other than the Purchaser Fundamental Representations) shall be determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect);

(b) any nonfulfillment or breach of any covenant or agreement set forth herein or in the Escrow Agreement by Parent, the Company, Surviving Corporation, Purchaser or the Merger Sub (excluding in all cases any nonfulfillment or breach of the Company or its Subsidiaries that occurs prior to the Closing); or

(c) any claim or suit brought against any of the Equityholder Parties at any time on or after the Closing Date relating to actions taken by the Purchaser, the Surviving Corporation or their respective Subsidiaries on or after the Closing Date other than any claim or action by the Purchaser pursuant to Section 9.02.

If any Equityholder Party is entitled (pursuant only to an executed settlement agreement between the Purchaser and the Stockholder Representative or a judgment or decree entered by a court of competent jurisdiction in favor of any Equityholder Party (a “Final Determination”)) to payment of any amount under this Section 9.03, such payment shall be delivered to the applicable Equityholder Party by wire transfer of immediately available funds to the account designated by the Stockholder Representative within fifteen (15) days after the Final Determination thereof, and in accordance with Section 1.05(b) with respect to the Optionholders. Notwithstanding the foregoing, other than with respect to claims for Transaction Fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), no claims by the Stockholder Representative on behalf of the Equityholder Parties arising from indemnification claims made pursuant to Section 9.03(a) shall be asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder by the Purchaser in respect of its indemnification obligations under Section 9.03(a) exceeds, on a cumulative basis, an amount equal to the Deductible, and then only to the extent such Losses exceed the Deductible; provided, that the Deductible shall not apply to the following claims, and the following claims shall not count toward the Deductible: any claims by the Stockholder Representative on behalf of the Equityholder Parties to the extent based upon or arising or resulting from any breach of any of the Purchaser Fundamental Representations. In addition, other than with respect to claims for Transaction Fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), (i) no claim for indemnification made pursuant to Section 9.03(a) with respect to a single course of conduct or related set of circumstances, occurrences or events shall be so asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to the Mini-Basket (it being understood that any such claim for an amount less than the Mini-Basket shall be disregarded in determining whether the Deductible has been exceeded and thereafter); provided that the Mini-Basket shall not apply to any claims by the Stockholder Representative on behalf of the Equityholder Parties to the extent based upon or arising or resulting from any breach of any of the Purchaser Fundamental Representations; and (ii) the aggregate amount of all payments received by the Equityholder Parties in satisfaction of claims for indemnification pursuant to this Section 9.03 shall not exceed $35,000,000. For the avoidance of doubt, the Equityholder Parties shall only be entitled to receive indemnification payments pursuant to this Section 9.03 with respect to Losses that have actually been suffered or incurred by the Equityholder Parties.

9.04 Procedures.

(a) Any Person making a claim for indemnification under this Article IX or under Section 11.03(a) (an “Indemnitee” it being understood and agreed that only the Stockholder Representative shall have the right to make a claim for indemnification under this Article IX on behalf of the Equityholder Parties (except for claims under Section 8.02 or Section 13.19) and only the Purchaser shall have the right to make a claim for indemnification under this Article IX or Section 11.03(a) on behalf of the Purchaser Parties) shall notify the Purchaser (in the case of a claim by the Stockholder Representative on behalf of the Equityholder Parties) or the Stockholder Representative (in the case of a claim by the Purchaser on behalf of the Purchaser Parties) (in such context, the Purchaser or the Stockholder Representative being referred to herein as an “Indemnitor”) of the claim in writing promptly after receiving written notice of any pending or threatened action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing in reasonable detail the claim, the amount thereof (if known and quantifiable) and the basis thereof (it being understood that such Indemnitee may assert a claim for indemnification hereunder by sending written notice to the Indemnitor pursuant to the terms of this Agreement, and shall not be required to file an actual claim for indemnification with a Governmental Entity in order to properly deliver a notice of a claim hereunder); provided that (i) subject to Section 9.01, the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent, and only to the extent, the Indemnitor shall have been prejudiced as a result of such failure, and (ii) references to payment obligations or similar references of the Indemnitor when the Indemnitor is the Stockholder Representative shall only be satisfied out of the Indemnity Escrow Amount then remaining and available in the Escrow Account pursuant to Section 9.02 and the Escrow Agreement. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnitee to indemnity pursuant to this Article IX or under Section 11.03(a), the Indemnitee shall promptly notify the Indemnitor of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto, but, subject to Section 9.01, failure to provide such notification shall not affect the rights of the Indemnitee hereunder except to the extent set forth in clause (i) to the proviso to the preceding sentence. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof with reputable counsel reasonably acceptable to the Indemnitee; provided that any

Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; and provided further that, except with respect to claims under or that relate to the subject matter of the indemnities set forth in Sections 9.02(a)(iii) through 9.02(a)(vi) (which the Stockholder Representative shall have the right to control both the prosecution and defense of, notwithstanding anything to the contrary set forth herein) the Indemnitor shall not have the right to assume control of such defense and shall pay the fees and expenses of reputable counsel retained by the Indemnitee and reasonably acceptable to the Indemnitor, if the claim which the Indemnitor seeks to control (t) seeks equitable or injunctive relief, except where equitable or injunctive relief is incidental to a primary claim or claims for monetary damages, (u) involves primarily criminal allegations, (v) would reasonably be expected to result in greater liability to the Indemnitee than the Indemnitor, taking into account the amounts remaining in the Escrow Account (but not the Deductible and other limitations on indemnification herein); (w) is one in which the Indemnitor is also a party and, based on the advice of counsel, joint representation would be inappropriate or there may be legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor, or (x) involves a claim which, upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend (each of clauses (t) through (x), a “Litigation Condition”). Notwithstanding anything to the contrary in this Agreement, if an Indemnitee is otherwise permitted to make a claim for indemnification under Article IX or Section 11.03(a), it shall not be prohibited from making such claim solely because it has not yet actually suffered or incurred a Loss in respect of such potential claim. However, prior to bringing any such claim, in addition to and not in limitation of the other provisions of Article IX and Section 11.03, (i) such Indemnitee must have determined in good faith that it anticipates that such indemnifiable Loss may be suffered and (ii) in the case of claims involving potential liabilities to third parties, there must be a significant precipitating event from such third party (or from the Purchaser or, after the Closing, by the Surviving Corporation or any of the Company’s Subsidiaries, as contemplated by Section 9.04(b)) of its own initiative that gives rise to a threat of such Loss (such a precipitating event would be in the nature of a lawsuit being filed against the Indemnitee, a business dispute arising or, in the case of claims involving liabilities to Governmental Authorities, a mandatory or voluntary disclosure by the Purchaser or after the Closing by the Surviving Corporation or any of the Company’s Subsidiaries as contemplated by Section 9.04(b) or the applicable Governmental Authority requiring that the Company or its Subsidiaries make a payment in respect of such matter). Notwithstanding the foregoing, the Purchaser shall comply with item 1(ii) of the Specific Indemnity Schedule.

(b) For the purposes of this Section 9.04, any mandatory or voluntary disclosure made in good faith by the Purchaser, or after the Closing by the Surviving Corporation or any of the Company’s Subsidiaries, to any Governmental Entity of any matter (other than in respect of the Extended Indemnity Item) that may result or has resulted in Losses being suffered or incurred by the Purchasing Parties or any of them for which they or any of them would be entitled to indemnity pursuant to Sections 9.02 or 11.03(a) shall be deemed to be an “action, lawsuit, proceeding, investigation or other claim” brought or asserted against a Purchaser Party “by a third party” that, if adversely determined, would entitle such Purchaser Party to indemnity pursuant to Sections 9.02 or

11.03(a), and the procedures set forth in this Section 9.04 shall apply to any such matter as though it were an action, lawsuit, proceeding, investigation or other claim brought or asserted by a third party; provided that the Purchaser shall notify the Stockholder Representative of such matter in writing promptly after discovering it (and, if reasonably practicable, prior to such matter being disclosed to any Governmental Authority) describing the matter, the basis for a claim for indemnification related thereto and the amount thereof (if known and quantifiable); provided further that subject to Section 9.01, the failure to provide such notification shall not relieve the Indemnitor of its obligations hereunder except to the extent, and only to the extent, the Indemnitor shall have been prejudiced as a result of such failure.

(c) If the Indemnitor is permitted to assume and control the defense and elects to do so, the Indemnitee shall have the right to employ counsel separate from counsel employed by the Indemnitor in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnitee that are incurred after the Indemnitor’s assumption and control of the defense shall be at the expense of the Indemnitee unless the employment thereof and payment therefor has been specifically authorized by the Indemnitor in writing.

(d) If the Indemnitor shall control the defense of any such claim, then the Indemnitor shall be entitled to settle such claim, provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim without prejudice. If the Indemnitee shall control the defense of any such claim due to (i) the Indemnitor’s election not to assume control of the defense of such claim or (ii) the Indemnitor’s inability to assume control of the defense of such claim due to the existence of one or more Litigation Conditions, the Indemnitee shall not pay or settle any such claim without the prior written consent of the Indemnitor, which consent may not be unreasonably withheld, conditioned or delayed. If the Purchaser is asserting a claim for indemnification under Section 9.02 or Section 11.03(a) hereof, the Stockholder Representative and/or Equityholders shall have the rights of the Indemnitor hereunder and the reasonable and documented out-of-pocket expenses of the Stockholder Representative and/or the Equityholders incurred in defending a claim (or any participation in a claim that could result in a disbursement to the Purchaser from the Escrow Account) shall be reimbursed, when and as incurred, from the funds remaining in the Escrow Account.

(e) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the Purchaser shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which the Purchaser is indemnified from the Indemnity Escrow Amount, (i) the Purchaser, the Company (or, if applicable, a Subsidiary), and the Stockholder Representative shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) the Company shall bear any expenses relating to such audit, (iii) the Stockholder Representative shall have the right (but not the obligation) to fully participate in such audit or proceeding at the Stockholder Representative’s expense (including by reviewing and commenting on draft submissions and attending any in person meetings or telephone conferences), (iv) if the Stockholder Representative has not elected to control such audit or proceeding, the Purchaser shall not enter into any agreement with the relevant Tax authority pertaining to such Taxes without the written consent of the Stockholder Representative, which consent shall not unreasonably be delayed, conditioned or withheld, or, if the Stockholder Representative has elected to control such audit or proceeding, the Stockholder Representative shall not enter into any agreement with the relevant Tax authority pertaining to such Taxes without the written consent of the Purchaser, which consent shall not unreasonably be delayed, conditioned or withheld, and (v) the Purchaser may, without the written consent of the Stockholder Representative, enter into such an agreement, provided that Purchaser shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification or other claim under this Agreement with respect to such Taxes.

9.05 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 9.02 or Section 9.03 shall be calculated net of (i) any Tax benefit actually realized by the Indemnitee or its Affiliates on account of such Loss on or before the second anniversary of the end of the taxable year in which the Loss occurs and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually recovered (net of any deductible payable with respect to the applicable insurance policy, indemnity contribution or similar payment borne and any related cost of collection, in each case by a Purchaser Party or Equityholder Party) by the Indemnitee from any third party with respect thereto (including pursuant to any contractual rights to third party indemnification in favor of the Company existing as of the Closing Date). A Tax benefit shall be realized upon the receipt of a refund of Taxes paid (or credit in lieu of refund) or the filing of a Tax Return, including an estimated Tax Return, showing a Tax benefit, including any increase in Tax attributes (or, if earlier, the date when such a Tax Return should have been timely filed, including properly obtained extensions) calculated on a “with and without” basis with respect to Tax benefits arising as a result of such Loss. In the event that an insurance, Tax benefit or other recovery specified in the first or next sentence of this Section 9.05 is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (less the cost of collection of such recovery and any portion of the Loss paid by the Indemnitee or any Affiliate thereof (and not indemnified hereunder) due to the limitation on liability provisions (including the Deductible) that may be applicable to such recovery) shall be made promptly to the Indemnitor. The Purchaser Parties shall use reasonable best efforts to collect or recover from their subcontractors (including by direct collection, withholding of other payments owed, seeking indemnification and reimbursement or otherwise) with respect to any Losses actually suffered by the Purchaser Parties arising out of the Special Tax Matter, whether or not such Losses are indemnifiable hereunder. If the Purchaser Parties recover or receive any proceeds (e.g., an award of damages or amount paid in settlement) related to the matters set forth on the Specific Indemnity Schedule, such proceeds shall belong to the Equityholders, and the Purchaser shall promptly pay the amount of such proceeds to the Stockholder Representative, for the benefit of the Equityholders, within fifteen (15) days after such recovery or receipt, and the Stockholder Representative shall distribute such proceeds in accordance with Section 1.05(b) with respect to the Optionholders.

9.06 Mitigation. After the Closing, each Person entitled to indemnification hereunder shall use its commercially reasonable efforts to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

9.07 Acknowledgement of the Parent, Purchaser and Merger Sub. Each of the Parent, Purchaser and the Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser and the Merger Sub have relied on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article V, as qualified by the Disclosure Schedules, and have not relied on anything else. The representations and warranties of the Company in Article V, as modified by the Disclosure Schedules, constitute the sole and exclusive representations and warranties of the Company and the Non-Recourse Parties to the Parent, Purchaser and the Merger Sub in connection with the transactions contemplated hereby. THE PARENT, PURCHASER AND THE MERGER SUB UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS WITH RESPECT TO THE REVENUES, ASSETS OR LIABILITIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR THE QUALITY, QUANTITY OR CONDITION OF THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS OR RELATING TO ANY OTHER INFORMATION PROVIDED TO PURCHASER) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY, ITS SUBSIDIARIES AND THE EQUITYHOLDER PARTIES, AND THE PURCHASER PARTIES HAVE NOT AND WILL NOT RELY ON ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES SHALL NOT (EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED TO IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT) FORM THE BASIS OF ANY CLAIM AGAINST THE COMPANY, ITS SUBSIDIARIES OR THE EQUITYHOLDER PARTIES, THE STOCKHOLDER REPRESENTATIVE, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO OR WITH RESPECT TO ANY RELATED MATTER. Neither the Company nor any other Person will have or be subject to any liability to Parent, Purchaser, the Merger Sub or any other Person resulting from the distribution to Parent, Purchaser or the Merger Sub, or Parent’s, Purchaser’s or the Merger Sub’s use of any information provided to the Purchaser Parties (other than the express representations and warranties set forth in the Transaction Agreements), including any information, documents, projections, forecasts or other material made available to Parent, Purchaser, the Merger Sub or its or their representatives in certain “data rooms,” SCIF facilities or management presentations or otherwise in expectation of the transactions contemplated by this Agreement. NONE OF THE COMPANY, THE STOCKHOLDER REPRESENTATIVE OR THE EQUITYHOLDERS MAKES OR PROVIDES, AND THE PARENT, PURCHASER AND

THE MERGER SUB HEREBY WAIVE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS OR ANY PART THEREOF, IN EACH CASE EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH. IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. With respect to any projection or forecast delivered by or on behalf of the Company and its Subsidiaries to the Parent, Purchaser or the Merger Sub, each of the Parent, Purchaser and the Merger Sub acknowledges that (w) there are uncertainties inherent in attempting to make such projections and other forecasts and plans, and that each of the Parent, Purchaser and the Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, (x) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts, (y) it is familiar with each of the foregoing and (z) none of the Company, the Equityholders or the Stockholder Representative or the Equityholder Parties is making any representation or warranty with respect to such projections or forecasts, including the reasonableness of the assumptions underlying such projections or forecasts.

ARTICLE X

TERMINATION

10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, upon written notice to the other parties hereto, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser or the Merger Sub at the Closing and such violation or breach has not been waived by the Purchaser or cured by the Company within thirty (30) days after receipt by the Company of written notice thereof from the Purchaser or the Merger Sub; provided, however, that the Purchaser is not then in material breach of this Agreement so as to cause any conditions set forth in Section 4.02 not to be satisfied;

(c) by the Company, upon written notice to the other parties hereto, if there has been a material violation or breach by the Purchaser or the Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or cured by the Purchaser or the Merger Sub within thirty (30) days after receipt by the Purchaser of written notice thereof from the Company (provided that none of (i) a breach by the Purchaser of Section 6.07 hereof, (ii) the failure of the Closing to occur on the date specified in Section 3.01 or (iii) the failure to deliver the Closing Stock Merger Consideration or the Closing Option

Merger Consideration or the other payments contemplated by Section 3.02 at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company); provided, however, that the Company is not then in material breach of this Agreement so as to cause any conditions set forth in Section 4.01 not to be satisfied;

(d) by the Purchaser or the Company upon written notice to the other parties hereto, if the transactions contemplated hereby have not been consummated on or before December 31, 2013 (such date, the “Outside Date”); provided that if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in Article IV hereof (other than those conditions that by their terms or nature are to be satisfied at the Closing) occurs two Business Days or less prior to the Outside Date, then neither the Purchaser nor Company shall be permitted to terminate this Agreement pursuant to this Section 10.01(d) until the third Business Day after the Outside Date; or

(e) by the Purchaser or the Company, upon written notice to the other parties hereto, if the Stockholder Approval shall not have been delivered within one Business Day following the date hereof, provided that any such termination must be made within three Business Days of the date hereof.

10.02 Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Company, as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 10.02, Section 11.05, Article XII and Article XIII hereof (other than Section 13.20), which shall survive the termination of this Agreement), and there shall be no liability on the part of the Purchaser or the Merger Sub, the Stockholder Representative, the Company or the Equityholders to one another, except for willful breaches of this Agreement prior to the time of such termination. For purposes of clarification, the parties agree that if the Purchaser or the Merger Sub does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 4.01 have been satisfied or waived, such event shall be deemed to be a willful breach by such Person of this Agreement.

ARTICLE XI

ADDITIONAL COVENANTS

11.01 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.

11.02 Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that each of the Stockholder Representative, the Company, their Subsidiaries and GTCR LLC have retained K&E to act as its counsel in connection with the transactions contemplated hereby and that K&E has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of K&E for conflict of interest or any other purposes as a result thereof.

The Purchaser, the Merger Sub, the Stockholder Representative, the Company, and their respective Subsidiaries hereby agree, on their own behalf and on behalf of their respective directors, equityholders, members, partners, officers, employees and affiliates, that, in the event that a dispute arises after the Closing between the Purchaser, the Surviving Corporation, and/or its Subsidiaries on the one hand, and the Stockholder Representative, GTCR LLC or their respective Affiliates, on the other hand, K&E may represent the Stockholder Representative, GTCR LLC and/or such Affiliates in such dispute even though the interests of the Stockholder Representative, GTCR LLC and/or such Affiliates may be directly adverse to the Purchaser, the Surviving Corporation or its Subsidiaries, and even though K&E may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser, the Surviving Corporation or any of their Subsidiaries. The Purchaser and the Merger Sub further agree that, as to all communications among K&E, the Company, its Subsidiaries, the Stockholder Representative, GTCR LLC and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney–client privilege and the expectation of client confidence belongs to the Stockholder Representative and may be controlled by the Stockholder Representative and shall not pass to or be claimed by the Purchaser, the Surviving Corporation or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Surviving Corporation or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Corporation and its Subsidiaries may assert the attorney–client privilege to prevent disclosure of confidential communications by K&E to such third party; provided, however, that neither the Surviving Corporation nor its Subsidiaries may waive such privilege without the prior written consent of the Stockholder Representative and GTCR LLC.

11.03 Tax Matters.

(a) Subject to the provisions of Article IX, the Purchaser and its Affiliates shall be indemnified from the Indemnity Escrow Amount then remaining and available in the Escrow Account from and against (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods or portions thereof ending on or before the Closing Date, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract (other than (x) any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course of Business, (y) property Taxes payable with respect to leased property and (z) any other agreements for which Taxes are not the principal subject matter), which Taxes are imposed on the Company or any of its Subsidiaries as a result of an event or transaction occurring on or prior to the Closing, but, in each case, excluding (1) any Taxes to the extent taken into account in determining the Final Merger Consideration, (2) any Taxes that are attributable to an election under Section 338 of the Code (or any similar provision of state, local or foreign Law) by the Purchaser, the Company or any of their Affiliates (other than any election under Section 338 made by the Company or any Affiliate prior to the Closing Date, unless so made at the request of Purchaser or any of its Affiliates), (3) any Taxes attributable to any events occurring after the Closing on the Closing Date outside the Ordinary Course of Business and undertaken by the Purchaser or its Affiliates, (4) any Taxes attributable to a breach by the Purchaser (or, after the Closing, the Company and its Subsidiaries) of any of the covenants made by such parties herein (5) any Taxes for any Taxable period or portion thereof beginning after the Closing Date, (6) any non-income Taxes (other than the Special Tax Matter), and (7) any Taxes attributable to or arising or resulting from the matters set forth on the Specific Indemnity Schedule, which shall be covered exclusively by Section 9.02(a)(vi). For the avoidance of doubt, Taxes described in clause (i) of the preceding sentence shall be determined in a manner reflecting the provisions of Section 11.03(e). In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any property Taxes and similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any Subsidiary holds a beneficial interest shall be deemed to terminate at such time).

(b) The Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending prior to or including the Closing Date the due date of which (including extensions) is after the Closing Date. Each such Tax Return shall be prepared and timely filed in a manner consistent with past practice, except as otherwise required by applicable Law. The Purchaser shall bear the cost of preparing such Tax Returns, except for the costs directly relating to the preparation of any IRS Form 1139 or any state carryback returns relating to a taxable period ending on or prior to the Closing Date, which cost shall be borne by the Equityholders. The Purchaser shall use the same accounting firm to prepare such Tax Returns as the Company used prior to the Closing, which firm shall be directed to submit its invoices for preparing such Tax Returns to the Company for payment. At least fifteen (15) calendar days prior to the date on which any such income Tax Return is required to be filed, the Purchaser shall submit such Tax Return to the Stockholder Representative for the Stockholder Representative’s review and comment. In the event of a dispute between Purchaser and Stockholder Representative with respect to the proper reporting of any item on such income Tax Return, the parties agree to select a mutually acceptable accounting firm to resolve such dispute and agree that the decision of such firm shall be binding on both parties, with the cost of such firm shared equally between Purchaser and Stockholder Representative. The Purchaser shall cause the Company and its Subsidiaries to timely file all such Tax Returns prepared pursuant to this Section 11.03(b). No income Tax Return described in this Section 11.03(b) shall be filed without the written consent of the Stockholder Representative, which consent shall not be unreasonably delayed, conditioned or withheld; provided, however, that in the event of any dispute between the Purchaser and the Stockholder Representative that is unable to be resolved prior to the due date of any income Tax Return, Purchaser shall, in all events, be permitted to file such Tax Return by its due date, provided further that, upon the resolution of such dispute by the accounting firm referred to herein, Purchaser shall promptly amend such income Tax Return (if necessary) in a manner consistent with such resolution and shall not be entitled to any indemnification with respect to items on such income Tax Return until the filing of such amended return pursuant to such resolution.

(c) Without the prior written consent of the Stockholder Representative, the Purchaser will not (i) file or amend or permit the Surviving Corporation or its Subsidiaries to file or amend any Tax Return relating to any Pre-Closing Tax Period, (ii) extend or waive, or cause to be extended or waived, or permit the Surviving Corporation or its Subsidiaries to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (iii) make or change any Tax election or accounting method or practice that has retroactive effect to any Pre-Closing Tax Period.

(d) All refunds of Taxes received by the Purchaser, the Surviving Corporation or any of their Subsidiaries attributable to any Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period (including any Tax refunds (or credits in lieu of refunds) attributable to the carryback of items under Section 11.03(e) below) shall be for the account of the Equityholders, and Purchaser and the Surviving Corporation shall pay such Tax refund (or credit in lieu of refund) over to the Stockholder Representative (on behalf of the Equityholders) within five (5) days after receipt of such refund (or the filing of any Tax Return reflecting a credit in lieu of such refund). After the Closing, the Purchaser shall cause the Surviving Corporation and its Subsidiaries to work in good faith and diligently prosecute any Tax refund claims and make any Tax elections in order to legally maximize and obtain any such Tax refunds or credits. To the extent permitted by applicable Law, the Purchaser shall cause the Company and its Subsidiaries to request a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Periods. The Purchaser agrees to cooperate with the Stockholder Representative with respect to the filing and pursuit of any refund claim for a Pre-Closing Tax Period unless the Purchaser, in the reasonable exercise of its discretion, determines that the filing and pursuit of any such refund claim (other than a refund claim attributable to or in any way relating to the items set forth on the Tax Refunds Schedule, which Purchaser shall diligently prosecute in any event) will adversely affect the Purchaser, the Company, or any Subsidiary with respect to any Tax period ending after the Closing Date. Subject to the provisions of Section 11.03(b), the Equityholders shall bear any additional, reasonable costs of filing any amended returns and pursuing any refund claims for a Pre-Closing Tax Period, including any costs related to responding to any inquiries from any Governmental Entity related thereto.

(e) In connection with the preparation of Tax Returns under Section 11.03(b), (x) all Transaction Tax Deductions shall be treated as properly allocable to the Pre-Closing Tax Period ending on the Closing Date to the extent that such deductions are “more likely than not” deductible in such period and such Tax Returns shall include all such Transaction Tax Deductions as deductions in the Tax Returns of the Company or its Subsidiaries for the Pre-Closing Tax Period that ends on the Closing Date, and (y) the

Company and its Subsidiaries shall elect to carry back any item of loss, deduction or credit from the tax period ending on the Closing Date, including any Transaction Tax Deductions, to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign tax purposes) and filing amended Tax Returns to the extent necessary) and to obtain any potential Tax refunds or claims related thereto.

(f) The Purchaser and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes, and the computation and verification of any amounts paid or payable under this Section 11.03 or otherwise under this Agreement with respect to Taxes (including any supporting workpapers, schedules and documents). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(g) The Purchaser and the Equityholders (in the aggregate) shall each be responsible for fifty percent of any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, and other similar Taxes with respect to the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Purchaser agrees to pay all such Transfer Taxes to the appropriate Governmental Entity and shall be entitled to be reimbursed from the Indemnity Escrow Amount then remaining and available in the Escrow Account with respect to the portion of such Taxes for which the Equityholders are responsible.

(h) None of the Purchaser, the Merger Sub, the Company or any of their Affiliates shall make any election under Section 338 of the Code (or any similar provision under state, local or foreign law) with respect to the transactions contemplated by this Agreement.

(i) Notwithstanding anything to the contrary in this agreement, none of Purchaser, any Purchaser Party or any of their Affiliates shall be entitled to any indemnification, whether pursuant to, Article IX, Article XI, breaches of Section 5.08 or otherwise, for any Taxes other than income Taxes for any period.

11.04 Debt Financing Party Arrangements. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Person (other than the Purchaser and its Affiliates) that has committed or subsequently commits to provide or otherwise enters into agreements in connection with providing debt financing to the Purchaser or any of its Affiliates (the “Financing Sources,” which defined term for the purposes of this provision shall include the Lenders (defined below) and their respective former, current and future Affiliates, equityholders, members, partners, controlling persons, officers, directors, employees, agents, advisors and representatives involved in such debt financing, but in each case, excluding Purchaser and its Affiliates) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to that certain Commitment Letter dated October 7, 2013, among the Parent, as borrower, Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner and Smith Incorporated (collectively, the “Lenders”) and any fee letter related thereto (the “Debt Commitment Letter”) or the performance thereof or the financings contemplated thereby, in each case, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, in contract, in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company and the Stockholder Representative and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (ii) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Company, the Stockholder Representative, any equityholders of the Company and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this provision to the same extent as if the Financing Sources were parties to this Agreement. This Section 11.04 may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of the Financing Sources, which consent may be granted or withheld in the sole discretion of the Financing Sources.

11.05 Parent Guarantee.

(a) The Parent hereby absolutely, irrevocably and unconditionally guarantees to the Company, the Equityholders and the Stockholder Representative the due and punctual payment, performance and discharge of all obligations of the Purchaser and Merger Sub under this Agreement and the Transaction Agreements (including payment of the Merger Consideration and any damages for breach arising under this Agreement and the Transaction Agreements, including all obligations paid to or owed to the Company, the Equityholders or the Stockholder Representative by the Purchaser or Merger Sub) (collectively, the “Obligations”). Without limiting the generality of the foregoing, this guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Parent to enforce this guarantee, irrespective of whether any action is brought against the Purchaser or the Merger Sub or whether the Purchaser or the Merger Sub is joined in any such actions, and irrespective of whether the Purchaser or any other Person was primarily responsible for causing the breach of the Obligations of the Purchaser. If the Purchaser fails to perform any of the Obligations requiring payment, in whole or in part, when such Obligation is due, the Parent shall promptly pay such Obligation in lawful money of the United States and in any event within five (5) Business Days of receipt of written demand for payment from the Company. The Company and the Equityholders may enforce Parent’s obligations under this Section 11.05 without first suing Purchaser or Merger Sub or joining Purchaser or Merger Sub in any suit against Parent, or enforcing any rights and remedies against Purchaser or Merger Subsidiary, or otherwise pursuing or asserting any claims or rights against Purchaser or Merger Sub or any other person or entity or any of its or their property which may also be liable with respect to the matters for which Parent is liable under this Section 11.05 whether Purchaser or any other Person was primarily responsible for causing the breach of the Obligations of Purchaser.

(b) The Parent agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the existence of any claim, set-off or other right which the Parent may have at any time against the Purchaser, whether in connection with the Obligations or otherwise; (ii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Purchaser; (iii) the failure of the Company to assert any claim or demand or to enforce any right or remedy against the Purchaser; (iv) any change in the corporate existence, structure or ownership of the Purchaser; (v) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; or (vi) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement. The Parent waives promptness, diligence, notice of the acceptance of this guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, any right to require the marshalling of assets of Purchaser, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect and all suretyship defenses generally.

(c) The Parent hereby unconditionally and irrevocably agrees, unless and until all of the Obligations shall have been irrevocably paid in full in cash, not to exercise any rights that it may now have or hereafter acquire against Purchaser that arise from the existence, payment, performance or enforcement of the Parent’s obligations under or in respect of this guarantee or any other agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company or Equityholders against Purchaser, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Purchaser, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right. The Company and the Equityholders shall not be obligated to file any claim relating to the Obligations in the event that Purchaser becomes subject to a reorganization, bankruptcy or similar proceeding, and the failure of the Company to so file shall not affect the Parent’s obligations. In the event that any payment to the Company in respect of an Obligation is rescinded or must otherwise be returned, and is returned, to Purchaser in connection with any such proceeding, the Parent shall remain liable hereunder with respect to its Obligations as if such payment had not been made.

ARTICLE XII

DEFINITIONS

12.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Additional Merger Consideration” means, as of any date of determination, without duplication, the sum of: (i) the portion of the Working Capital Escrow Amount and the Indemnity Escrow Amount paid or payable to the Equityholders pursuant to this Agreement and the Escrow Agreement, plus (ii) any consideration paid or payable to the Equityholders pursuant to Section 2.02, plus (iii) any other consideration paid or payable to the Equityholders pursuant to this Agreement (other than the Closing Merger Consideration), including pursuant to Section 9.03 or Section 13.01, in the case of each of clauses (i) through (iii), to be distributed pro rata in according to each Equityholder’s Residual Percentage.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in McLean, VA or New York, New York.

“Cash” means, with respect to the Company and its Subsidiaries, as of the open of business on the Closing Date, all cash, cash equivalents and marketable securities held by the Company or its Subsidiaries at such time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et. seq.).

“Company Charter” means the Company’s Amended and Restated Certificate of Incorporation, dated October 4, 2012, as amended.

“Company Fundamental Representations” means, collectively, the representations and warranties in Sections 5.01(a) (Organization and Organizational Power), 5.02(a) (Subsidiaries), 5.03 (other than 5.03(b)(ii)) (Authorization; No Breach; Valid and Binding Agreement), 5.04(a) (Capitalization) and 5.24 (Brokerage).

“Dissenting Share” means any share of Company Stock held of record by any stockholder who or that has exercised his, her, or its appraisal rights under the DGCL; provided that any shares of Company Stock for which holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL shall thereupon be treated as if they had been canceled for consideration as set forth in Article I.

“Employee Optionholder” means an Optionholder who is an employee or former employee of the Surviving Corporation or any of its Subsidiaries on the Closing Date.

“Environmental Claim” means any claim, action, suit or proceeding by any Person or entity alleging liability (including without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Requirement by the Company or any of its Subsidiaries.

“Environmental Requirements” means all applicable Laws relating to pollution or protection of worker health (as it relates to exposure to Hazardous Materials) or the protection of the environment as such Laws were enacted prior to and in effect as of the Closing Date, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equityholder” means any Stockholder or Optionholder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Extended Indemnity Item” has meaning given to such term on the Specific Indemnity Schedule.

“FICA” means the Federal Insurance Contribution Act.

“Final Net Working Capital Amount” means the amount of Net Working Capital as finally determined pursuant to Article II.

“Foreign Person” means any foreign government, agency of a foreign government, or representative of a foreign government; any form of business enterprise or legal entity or other Person organized, chartered or incorporated under the laws of any country other than the United States or its territories, and any natural person who is not a citizen or national of the United States.

“GAAP” means United States generally accepted accounting principles, consistently applied. For purposes of Section 2.01 and the preparation of the Closing Balance Sheet, “GAAP” shall also mean such principles applied in a manner consistent with those used in preparing the Latest Balance Sheet.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents.’ of a corporation are its certificate of incorporation and by-laws (or equivalent), the “Governing Documents” of a limited partnership are its certificate of formation and its limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and its operating agreement.

“Government Bid” means any quotation, bid or proposal by the Company that, if accepted or awarded, would lead to a Contract with a Governmental Customer, including a prime contractor or a higher tier subcontractor to the United States government or any foreign government, for the design, manufacture or sale of products or the provision of services by the Company or its Subsidiaries and for which (a) no notice of award decision has been received by the Company or its Subsidiaries, (b) neither the Company nor its Subsidiaries have been excluded from the competitive range and (c) neither the Company nor its Subsidiaries have otherwise received notice that such Government Bid was unsuccessful as of the date of this Agreement.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order, task order or delivery order (in each case, including any amendments, modifications, extensions, renewals and other agreements with respect thereto, but specifically excluding any Teaming Agreements) that is currently active in performance or has otherwise not been closed and that is (a) between the Company or its Subsidiaries and a Governmental Customer or (b) entered into by the Company or its Subsidiaries as a subcontractor (at any tier) to provide supplies or services in connection with a Contract between another entity and a Governmental Customer.

“Governmental Customer” means any United States federal authority, agency, bureau, board, commission or department that purchases services (or may purchase services pursuant to a bid or proposal by the Company or its Subsidiaries) directly or indirectly from the Company or its Subsidiaries.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental or regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof. For purposes hereof, “Governmental Entity” shall not be deemed to include any Governmental Entity that is acting in its capacity as a Governmental Customer (whether directly or indirectly).

“Hazardous Materials” means all substances defined as Hazardous Substances, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or any other Environmental Requirement, due to their dangerous or deleterious characteristics.

“Indebtedness” means, as of any particular time, without duplication, (a) all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Company and its Subsidiaries (i) for borrowed money, (ii) in respect of capitalized leases, (iii) evidenced by notes, bonds, debentures or similar contracts or agreements, (iv) for the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the Ordinary Course of Business and earn-outs not yet earned), (v) in respect of letters of credit and bankers’ acceptances, in each case, to the extent drawn or funded and (vi) break fees or other breakage costs for contracts or agreements relating to interest rate protection, swap agreements and collar agreements, and (b) all indebtedness in the nature of guarantees of the obligations of other Persons described in the immediately preceding clauses (a)(i) through (a)(vi).

For purposes of this Agreement, Indebtedness (x) shall exclude Closing Bonus Payments, Transaction Expenses, liabilities relating to the matters that are the subject of the indemnification in Sections 9.02(a)(iii), 9.02(a)(iv), and 9.02(a)(vi), liabilities included in Net Working Capital and any inter-company indebtedness among the Company and any of its Subsidiaries and (y) except with respect to Article IV, Article V and Article VII shall mean Indebtedness, as defined above, outstanding as of the open of business on the Closing Date.

“Intellectual Property” means any or all of the following: (i) copyrights and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof, and all goodwill associated therewith; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) internet uniform resource locators and domain names; and (v) inventions, know-how, trade secrets, and proprietary information.

“Law” means any law, rule, regulations, judgment, injunction, order, ordinance, statute or decree of any court or other Governmental Entity.

“Leased Real Property” means all land, buildings, fixtures or other real property in which the Company or any of its Subsidiaries has a leasehold, subleasehold or license under the Real Property Leases.

“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

“Losses” means damages, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, losses, expenses and fees, including court costs and reasonable attorneys’ and other professionals’ fees and expenses, but excluding any of the foregoing to the extent speculative, remote or not reasonably foreseeable; provided, however, that any of the foregoing required to be paid by an Indemnitee to a third party shall be deemed reasonably foreseeable for purposes of such exclusion; provided, further, that in no event shall Losses include punitive or exemplary damages, except to the extent awarded to a third party. Losses shall also exclude any fees, costs and expenses of enforcement of rights under this Agreement in a Proceeding, which shall be governed by Section 13.21.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the assets, properties, business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general (including currency fluctuations) or the markets in which the Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required or permitted by, this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws, contracts or agreements; (vi) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vii) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (viii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (ix) any stoppage or shutdown of any U.S. government activity (including any default by the U.S. government); or (x) any of the matters disclosed on the Disclosure Schedules; provided that, in the case of clauses (ii), (iv), (v) and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or will occur.

“Net Working Capital” means (i) current assets (excluding Cash and accrued income Tax receivables or refunds or any deferred or other income Tax assets, which exclusion, for the avoidance of doubt, shall include any income Tax assets, deductions or benefits arising in connection with or as a result of the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby) of the Company and its Subsidiaries as of the open of business on the Closing Date, minus (ii) current liabilities (excluding Closing Bonus Payments, Indebtedness, Transaction Expenses, liabilities relating to the matters that are the subject of the indemnification in Sections 9.02(a)(iii) through 9.02(a)(vi), and accrued and/or deferred or other income Tax liabilities, which exclusion, for the avoidance of doubt, shall include any income Tax liabilities arising in connection with or as a result of the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transaction contemplated hereby or thereby) of the Company and its Subsidiaries as of the open of business on the Closing Date, in each of the immediately preceding clauses (i) and (ii), to the extent such current assets and current liabilities are designated as such on Exhibit C attached hereto. Exhibit C attached hereto sets forth an example of the calculation of the Net Working Capital as of June 30, 2013. Such calculation is included for reference purposes only, and the Company does not make any representation or warranty, and will not incur any liability, in respect thereof. For the avoidance of doubt, compensation and bonuses arising pursuant to direct agreements between the Purchaser or its Subsidiaries, on the one hand, and any employee of the Company or its Subsidiaries, on the other, will not be treated as a liability of the Company or its Subsidiaries.

“Non-Recourse Party” means, with respect to a party to this Agreement, any of such party’s former, current and future direct or indirect equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing), in each case, other than a party to this Agreement. The Stockholder Representative shall be a Non-Recourse Party, except in its capacity as the Stockholder Representative hereunder.

“NISPOM” means the National Industrial Security Program Operating Manual (NISPOM) for Safeguarding Classified Information and all supplements thereto published by the United States Department of Defense (DoD 52220.22 M) prescribing the specific requirements, restrictions, and other safeguards necessary in the interest of national security for the safeguarding of classified information.

“Option Plan” means the Six3 Systems Holdings II, Inc. 2010 Stock Option Plan, as amended.

“Ordinary Course of Business” means the ordinary course of business consistent with past practices, including with regard to nature, frequency and magnitude.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real

Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) Liens arising in connection with sales of foreign receivables; (ix) Liens on goods in transit incurred pursuant to documentary letters of credit; (x) purchase money Liens and Liens securing rental payments under capital lease arrangements; (xi) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; and (xii) Liens set forth on the Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and each other employee compensation and benefit plan, policy, program, arrangement or payroll practice, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, fringe benefit and other benefit plan, agreement, program, policy, or other arrangement, whether or not subject to ERISA in each case, that is maintained, sponsored, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any current or contingent liability.

“Pre-Closing Tax Period” means any taxable period, or portion thereof, ending on or before the Closing Date.

“Purchaser Fundamental Representations” means, collectively, the representations and warranties in Sections 6.01 (Organization and Organizational Power), 6.02 (Authorization), 6.06 (Brokerage) and 6.08 (Merger Sub).

“Real Property Leases” means all leases, subleases and licenses, including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto, together with all security deposits thereunder, held by the Company or its Subsidiaries for the use and occupancy of any real property or interests therein.

“Release” means any unpermitted release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata), including the migration of Hazardous Materials through or in the air, soil, surface water, or groundwater.

“Residual Percentage” means, with respect to an Equityholder, a percentage equal to (a) the number of shares of Common Stock held by such Equityholder immediately prior to the Effective Time plus the number of shares of Common Stock such Equityholder could have purchased if such Equityholder had exercised all of his or her Options in full immediately prior to such time multiplied by (b) the Per Share Portion. For the avoidance of doubt, the Residual Percentage of each holder of Class F Stock shall be zero with respect to any shares of Class F Stock.

“Special Tax Matter” has meaning set forth on the Taxes Schedule.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital Amount” means $3,000,000.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, or other tax including any interest, penalties or additions to tax.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement and all other agreements, instruments and certificates expressly contemplated by this Agreement to be executed and delivered by any party in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Expenses” means all fees and expenses (including the amount of the employer FICA Taxes payable by the Company with respect to the Options being cancelled or terminated pursuant to Section 1.05 and the Closing Bonus Payments pursuant to Section 1.09) payable in connection with the transactions contemplated by this Agreement by the Company or its Subsidiaries, the Stockholder Representative, Equityholders or their Affiliates to the extent set forth on the Transaction Expenses Schedule attached hereto (which Schedule may be updated from time to time prior to the Closing by the Company by written notice to the Purchaser), in each case, that have been incurred prior to and that remain unpaid as of the open of business on the Closing Date. In no event shall “Transaction Expenses” be deemed to include (i) Closing Bonus Payments, Indebtedness, liabilities relating to the matters that are the subject of the indemnification in Sections 9.02(a)(iii), 9.02(a)(iv), and 9.02(a)(vi), liabilities included in Net Working Capital or (ii) any fees and expenses to the extent incurred by or at the direction of the Purchaser or Merger Sub or otherwise relating to the Purchaser’s or its Affiliates’ financing

(including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of the Purchaser or its Affiliates in connection with the transactions contemplated hereby (including any fees payable to any financing institution or the Company’s accountants on behalf of the Purchaser or its Affiliates).

“Transaction Tax Deductions” means any deductions that would result from or be attributable to the transactions contemplated hereby (including the write-off of deferred financing fees, costs and expenses, the payment of any transaction related fees, costs or expenses and/or bonuses (or similar amounts, including any payments to Optionholders of any amounts or any deductions resulting from the Pool Unit Sale (as defined on the Affiliated Transaction Schedule) or payments to employees or service providers of the Company or its Subsidiaries of any amounts in connection with the Pool Unit Sale or, for the avoidance of doubt, any FICA Taxes payable in connection with any of the foregoing), and the payment of Indebtedness or Transaction Expenses) and, for such purpose, the parties agree to apply and make the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success based fees within the scope of such revenue procedure.

“Valuation Firm” means a nationally-recognized independent valuation firm that is selected by mutual agreement of the Stockholder Representative and the Purchaser to resolve disputes pursuant to the terms of this Agreement and that is neither the independent public accountants of the Purchaser nor the independent public accountants of the Company or its Affiliates prior to Closing. Different firms may be selected to resolve different disputes hereunder. If the Stockholder Representative and the Purchaser are unable to so agree, each shall appoint at its expense a nationally-recognized independent valuation firm (without regard to the independence requirements set forth above) and the two firms so appointed shall appoint a third nationally-recognized independent valuation firm meeting the independence requirements set forth above to act as the Valuation Firm.

12.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

12.03 Index of Defined Terms.

Page
Acquisition Proposal	37
Additional Merger Consideration	60
Antitrust Laws	40
Authorized Action	71
Base Consideration	3
Business Day	60
Cash	60
CERCLA	61
Certificate of Merger	1
Claiming Party	79
Class F Liquidation Amount	2
Class F Stock	2
Closing	9
Closing Balance Sheet	7
Closing Bonus Payment Statement	3
Closing Bonus Payments	3
Closing Date	9
Closing Merger Consideration	3
Closing Option Merger Consideration	5
Closing Stock Merger Consideration	2
Closing Transactions	9
Code	23
Common Stock	2
Company	1
Company Charter	61
Company Fundamental Representations	61
Company Intellectual Property	21
Company Plans	39
Company Stock	2
Confidentiality Agreement	36
DCAA	27
Debt Commitment Letter	58
Deductible	43
Defending Party	79
DGCL	1
Disclosure Schedules	13
Dissenting Share	61
Effective Time	1
Employee Optionholder	61
Environmental Claim	61
Environmental Requirements	61
Equityholders	61
ERISA	61
Escrow Account	9
Escrow Agent	10
Escrow Agreement	9
Estimated Cash	3
Estimated Indebtedness	3

Page
Affiliate	60
Agreement	1
Estimated Net Working Capital Amount	3
FAR	25
FCPA	28
FICA	61
Final Determination	46
Final Merger Consideration	3
Final Net Working Capital Amount	61
Financial Statements	16
Financing Sources	58
Foreign Person	62
Former Equityholder	71
GAAP	62
Governing Documents	62
Government Bid	62
Government Contract	62
Governmental Customer	62
Governmental Entity	62
Grant Date	16
Hazardous Materials	63
HSR Act	15
Indebtedness	63
Indemnitee	47
Indemnitor	47
Indemnity Escrow Amount	10
Initial Report	86
Intellectual Property	63
IRS	23
K&E	9
Latest Balance Sheet	16
Law	63
Leased Real Property	63
Lenders	58
Letter of Transmittal	4
Liens	63
Litigation Condition	48
Losses	64
Material Adverse Effect	64
Merger	1
Merger Consideration	2
Merger Sub	1
Mini-Basket	43
Net Working Capital	64
NISPOM	65
Non-Recourse Party	65
Objections Statement	8
Obligations	59

Option Plan	65
Optionholder	5
Options	4
Ordinary Course of Business	65
Outside Date	53
Owned Intellectual Property	21
Parent	1
Paying Agent	4
Paying Agent Agreement	4
Per Share Portion	4
Permits	24
Permitted Liens	65
Person	66
Plan	66
Pre-Closing Tax Period	66
Preliminary Statement	7
Proceeding	79
Purchaser	1
Purchaser Fundamental Representations	66
Purchaser Parties	44
Purchaser’s Representatives	35
Rebuttal Report	86
Release	66
Representative Account	6
Representative Expenses	6

Representative Holdback Amount	6
Residual Percentage	66
Schedule	13
Seller Parties	44
Senior Common Stock	2
Stockholder	4
Stockholder Approval	12
Stockholder Representative	1
Subsidiary	67
Successor Equityholder	71
Surviving Corporation	1
Surviving Corporation By-Laws	6
Surviving Corporation Charter	6
Target Net Working Capital Amount	67
Tax	67
Tax Returns	67
Teaming Agreement	25
Transaction Documents	67
Transaction Expense Statement	3
Transaction Expenses	67
Transaction Tax Deductions	68
Transfer Taxes	57
Valuation Firm	68
Working Capital Escrow Amount	9

ARTICLE XIII

MISCELLANEOUS

13.01 Stockholder Representative.

(a) Designation. The Stockholder Representative is hereby designated by each of the Equityholders to serve as the Stockholder Representative of the Equityholders with respect to the matters expressly set forth in this Agreement to be performed by the Stockholder Representative.

(b) Authority. By the approval of this Agreement pursuant to the DGCL, the Equityholders hereby irrevocably constitute and appoint the Stockholder Representative as the representative, agent, proxy, and attorney-in-fact for each of the Equityholders for all purposes authorized under this Agreement, including the full power and authority on the Equityholders’ behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Equityholder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), including by using funds from the Representative Holdback Amount; (iii) to disburse any funds received hereunder to such Equityholder and each other Equityholder; (iv) to endorse and deliver any certificates or instruments representing the Common Stock and execute such further instruments of assignment as Purchaser and the Merger Sub shall reasonably request; (v) to execute and deliver on behalf of such Equityholder any amendment or waiver hereto; (vi) (A) to dispute or refrain from disputing, on behalf of such Equityholder relative to any amounts to be received by such Equityholder under this Agreement or any agreements contemplated hereby, any claim made by the Purchaser under this Agreement or other agreements contemplated hereby, (B) to negotiate and compromise, on behalf of such Equityholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) to execute, on behalf of such Equityholder, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) to engage attorneys, accountants, agents or consultants on behalf of the Equityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto (viii) to take all other actions to be taken by or on behalf of such Equityholder in connection herewith; (ix) to retain the Representative Holdback Amount and pay amounts therefrom in accordance with this Agreement; and (x) to do each and every act and exercise any and all rights which such Equityholder or the Equityholders collectively are permitted or required to do or exercise under this Agreement. Each of the Equityholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Equityholder. If any Equityholder dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Equityholder being a “Former Equityholder”) and, as a result, the agency and power of attorney conferred by this Section 13.01 is revoked by operation of law, it shall not be a breach by such Former Equityholder under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Equityholder (each a “Successor Equityholder”) confirms the appointment of the Stockholder Representative as agent and attorney-in-fact for such Successor Equityholder. In addition, if the agency and power of attorney conferred by this Section 13.01 is revoked by operation of law and thereafter not reconfirmed by the Successor Equityholder prior to the Closing, such revocation shall not be deemed a breach by the Successor Equityholder of any of the provisions of this Agreement provided that the shares of Common Stock held by such Successor Equityholder are delivered for transfer to the Purchaser at the Closing as contemplated by Section 1.04, and further provided that such Successor Equityholder executes and delivers such other certificates, documents or instruments that would have been delivered on its behalf by the Stockholder Representative had such Successor Equityholder reconfirmed the agency and power of attorney conferred by this Section 13.01. All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Equityholders, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) Authority; Indemnification. Each Equityholder agrees that the Purchaser, the Merger Sub and the Surviving Corporation shall be entitled to rely on any action taken by the Stockholder Representative, on behalf of such Equityholder, pursuant to Section 13.01(b) above (an “Authorized Action”), and that each Authorized Action shall be binding on each Equityholder as fully as if such Equityholder had taken such

Authorized Action. The Purchaser and the Merger Sub agree that the Stockholder Representative, as the Stockholder Representative, shall have no liability to Purchaser and the Merger Sub for any Authorized Action, except that the Stockholder Representative shall not be relieved of liability to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct by the Stockholder Representative. Each Stockholder (based on such Stockholder’s Residual Percentage) hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Stockholder Representative against all fees, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholder Representative in connection with any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact it is or was acting as the Stockholder Representative pursuant to the terms of this Agreement.

(d) Exculpation. The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Equityholder, except in respect of amounts received on behalf of such Equityholder. The Stockholder Representative shall not be liable to any Equityholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Stockholder Representative shall not be relieved of any liability imposed by law for willful misconduct. The Stockholder Representative shall not be liable to the Equityholders for any apportionment or distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Equityholder to whom payment was due, but not made, shall be to recover from other Equityholders any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Equityholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(e) Upon resolution of the merger consideration adjustments as set forth in Article II, the Stockholder Representative will within five (5) business days of such date obtain reimbursement for any outstanding Representative Expenses for which it is due reimbursement under this Agreement and for which it has not been reimbursed prior to such time and distribute any remaining portion of the Representative Holdback Amount to the Equityholders on a pro rata basis according to each Equityholder’s Residual Percentage, it being understood and agreed that such distribution(s) shall be the responsibility of the Stockholder Representative only and that neither the Purchaser nor the Surviving Corporation shall have any obligation to ensure that such distribution is, or distributions are, made. If there are open claims that remain unresolved with respect to the purchase price adjustments as set forth in Article II on such distribution date, the Stockholder Representative will within five (5) business days after the date of resolution of such claims obtain reimbursement for any outstanding Representative Expenses for which it is due reimbursement pursuant to this Agreement and for which it has not been reimbursed prior to such time and distribute any remaining portion of the Representative Holdback Amount to the Equityholders on a pro rata basis according to each Equityholder’s Residual Percentage, it being understood and agreed that such distribution(s) shall be the responsibility of the Stockholder Representative only and that neither the Purchaser nor the Surviving Corporation shall have any obligation to ensure that such distribution is, or distributions are, made, and that such distributions will be made in accordance with Section 1.05(b) with respect to the Optionholders. If the Representative Holdback Amount is insufficient to reimburse the Stockholder Representative in full, the Stockholder Representative may instruct the Purchaser or the Escrow Agent, as the case may be, when making any payments to the Equityholders, to direct to the Stockholder Representative sufficient funds from such payments to the Equityholders to pay the amount of any such shortfall to the Stockholder Representative. Such payment to the Stockholder Representative shall be deducted from the funds otherwise being directed to the Equityholders, and allocated among the Equityholders on a pro rata basis according to each Equityholder’s Residual Percentage.

13.02 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto (or any Affiliate to a party hereto) without the joint approval of Purchaser and the Company, unless required by Law (in the reasonable opinion of counsel) in which case Purchaser and the Company shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

13.03 Expenses. Except as otherwise expressly provided herein, each of the Company, Purchaser and Merger Sub shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants; provided that (a) in the event that the transactions contemplated by this Agreement are consummated, Purchaser shall pay all the Transaction Expenses as provided in Section 3.02(k), (b) Purchaser shall pay all filing fees under the HSR Act and under any such other applicable Laws as provided in Section 8.04 and (c) Purchaser shall pay all fees and expenses that it has agreed to pay pursuant to this Agreement.

13.04 Knowledge Defined. For purposes of this Agreement, (a) “the Company’s knowledge” and “knowledge of the Company” as used herein shall mean the actual knowledge of Robert Coleman, Jack Pearlstein, Tom Ladd, Mike Zembrzuski, Mike Kushin and Paul Schauer, and (b) “the Parent’s knowledge,” “the Purchaser’s knowledge” or “the Merger Sub’s knowledge” as used herein shall mean the actual knowledge of Thomas A. Mutryn.

13.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third

Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent, the Purchaser, the Merger Sub and, after the Closing, the Surviving Corporation:

CACI International Inc 1100 North Glebe Road Arlington, VA 22201 Attn: President Facsimile No.: (703) 841-4444

with copies to (which shall not constitute notice):

CACI International Inc 1100 North Glebe Road Arlington, VA 22201 Attn: Legal Division Facsimile No.: (703) 841-2850

and

Squire Sanders (US) LLP 8000 Towers Crescent Drive, 14th Floor Vienna, VA 22182 Attn: Robert E. Gregg Facsimile No.: (703) 720-7801

Notices to the Stockholder Representative and, prior to the Closing, the Company:

Six3 Systems Holdings, LLC 1430 Spring Hill Road Suite 525 McLean, Virginia 22101 Attn: Chief Executive Officer Chief Financial Officer Facsimile No.: (703) 742-4788

with copies to (which shall not constitute notice):

GTCR LLC 300 North LaSalle Chicago, Illinois 60654 Attn: Craig A. Bondy Lawrence C. Fey Facsimile No.: (312) 382-2201

and

Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Attn: Stephen L. Ritchie, P.C. Mark A. Fennell, P.C. Facsimile No.: (312) 862-2200

or to such other address with respect to a party as such party notifies the other in writing as above provided.

13.06 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser or the Merger Sub, except for (i) an assignment by the Purchaser or the Merger Sub as collateral security to the Lenders, without the prior written consent of the Company and the Stockholder Representative, or (ii) an assignment, in whole or in part, by one or more Equityholders or the Stockholder Representative to one or more insurers of any Equityholder or the Stockholder Representative, without the prior written consent of the Company, Parent or the Purchaser (including rights to control proceedings under Section 9.04).

13.07 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.08 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.

13.09 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article V of the Agreement whether or not such representations and warranties refer to such Schedule to the extent its relevance is reasonably apparent on its face. In the event a subject matter is addressed in more than one representation and warranty in Article V, the Purchaser and the Merger Sub shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, if the Company or a Person acting on its behalf posts a document (other than a document required to be delivered pursuant to Section 4.01(f) hereof) to the online data room hosted on behalf of the Company and located at http://www.intralinks.com or makes any document available to Purchaser or its representatives for review at a SCIF facility, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser and Merger Sub by the Company. Prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Purchaser one or more CD-ROMs, in PC readable format, that contain readable, working Adobe or other (i.e., Microsoft Office) portable document format files that set forth all of the documents available to the Purchaser and Merger Sub as of five days prior to the Closing Date in the online data room hosted on behalf of the Company and located at http://www.intralinks.com.

13.10 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the

Purchaser, the Merger Sub, the Company and the Stockholder Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.11 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.12 Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Stockholders any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding the foregoing, (i) Section 8.02 shall be enforceable by the current and former officers, directors and similar functionaries of the Company and/or its Subsidiaries and their heirs and representatives, and (ii) Section 13.19 is intended for the benefit of, and shall be enforceable by, each Non-Recourse Party of a party to this Agreement. In addition, after the Closing, the Stockholder Representative shall have the right, but not the obligation, to enforce any rights of any of the Equityholders under this Agreement.

13.13 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE ESCROW AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.14 Purchaser and the Merger Sub Deliveries. Each of the Purchaser and the Merger Sub agrees and acknowledges that all documents or other items delivered or made available to the Purchaser Parties shall be deemed to be delivered or made available, as the case may be, to the Purchaser and the Merger Sub for all purposes hereunder.

13.15 Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

13.16 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.17 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.18 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.05 shall be deemed effective service of process on such party.

13.19 No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.

13.20 Specific Performance.

(a) Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), in each case other than pursuant to Sections 9.02(a), 9.03(a) or 11.03(a).

(b) To the extent any party hereto brings any action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

13.21 Prevailing Party. Except as otherwise provided in Exhibit D which controls the allocation or the fees and expenses of the Valuation Firm, in the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party (the “Claiming Party”) hereto to enforce its rights under this Agreement against any other party (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Defending Party in such Proceeding shall be reimbursed by the Claiming Party; provided, that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party shall be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (i) such underlying claim(s) are subsequently dropped or voluntarily dismissed and/or (ii) the Defending Party defeats any such claim(s).

*        *        *         *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

Company:	SIX3 SYSTEMS HOLDINGS II, INC.

	By:	/s/ Robert A. Coleman
		Name:	Robert A. Coleman
		Title:	President & CEO

Parent:	CACI INTERNATIONAL INC

	By:	/s/ Thomas A. Mutryn
		Name:	Thomas A. Mutryn
		Title:	Executive Vice President and Chief Financial Officer

Purchaser:	CACI, INC.-FEDERAL

	By:	/s/ Thomas A. Mutryn
		Name:	Thomas A. Mutryn
		Title:	Executive Vice President and Chief Financial Officer

Merger Sub:	CACI ACQUISITION II, INC.

	By:	/s/ Thomas A. Mutryn
		Name:	Thomas A. Mutryn
		Title:	Executive Vice President and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

Stockholder Representative:	SIX3 SYSTEMS HOLDINGS, LLC, solely in its capacity as the Stockholder Representative

	By:	/s/ Robert A. Coleman
		Name:	Robert A. Coleman
		Title:	President and CEO

Pursuant to Item 601(b)(2) of Regulation S-K, the Registrant agrees to furnish a copy of any omitted schedules to the Commission upon request.